Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between

ROGER L. COLLINS, JR., individually

and

MALACHITE INNOVATIONS, INC., a Nevada corporation

Dated as of August 31, 2023

Exhibit A – Excluded Assets

Exhibit B – Included Real Property

Exhibit C – Included Personal Property

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 31, 2023 (the “Effective Date”), by and between Roger L. Collins, Jr., a West Virginia resident (the “Seller”), and Malachite Innovations, Inc., a Nevada corporation (the “Buyer”). The Buyer and the Seller are referred to herein individually as a “Party” and together as the “Parties” to this Agreement.

RECITALS

WHEREAS, the Seller owns one hundred (100) shares of common stock, par value of $10.00 per share (together, the “Shares”), of Collins Building & Contracting, Inc., a West Virginia corporation (the “Company”);

WHEREAS, the Shares represent all of the issued and outstanding equity securities of the Company as of the Effective Date;

WHEREAS, the Company is engaged in the business of providing land and water reclamation and construction services to private entities and government agencies within the State of West Virginia (the “Business”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns fifty-one percent (51%) or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any income Tax Law) of which the Company is or has been a member.

“Business Day” means any day, other than a Saturday, Sunday or other date on which banks located in Cleveland, Ohio metropolitan area are closed for business as a result of federal, state or local holiday.

“Cash” means, at any given time, the actual cash balances of the Company calculated in accordance with GAAP, which shall be calculated net of any issued but uncleared checks and drafts outstanding, and shall not include the Excluded Cash.

“Closing Cash” means the amount of Cash held by or on behalf of the Company as of the Closing.

“Closing Indebtedness” means any Indebtedness of the Company outstanding as of the Closing.

“Closing Transaction Expenses” means any Transaction Expenses unpaid and outstanding as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IP” means all Intellectual Property Rights that are owned by or registered in the name of the Company.

“Confidential Information” means all information of a confidential and proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services, or research or development of the Company or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, contractual arrangements with, and information about, the Company’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Notwithstanding the foregoing, “Confidential Information” does not include information that was or has become generally available to the public other than as a result of unauthorized disclosure by the Seller or its Affiliates (other than the Company after the Closing).

“Consulting Agreement” means that certain Consulting Agreement entered into as of (or immediately prior to) the date hereof between Range and the Seller.

“COVID-19” means the novel coronavirus first identified in 2019, which is also referred to as SARS-CoV-2. “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

“Deliver” and “Delivered” includes any type of personal delivery (whether it be by hand, through postal mail, or through electronic means such as e-mail to Seller representatives, in the case of the Seller, or to the Company’s representatives, in the case of the Company).

“Encumbrance” means any mortgage, hypothecation, lien (statutory or otherwise), preference, priority, charge, security interest, security agreement, easement, covenant, restriction, claim, pledge, option, warrant, right, contract, call, commitment, equity, demand, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act and applicable state securities Laws) or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device). For the avoidance of doubt, any encumbrances created as a result of (i) Operating Leases, or (ii) any warranty agreement, performance bond, payment bond or surety agreement that are common in the Business of the Company, shall not be included under the definition of “Encumbrance.”

“Environment” means soil, surface waters, groundwater, drinking water, land, stream sediments, surface or subsurface strata, ambient air, indoor air or sewer system.

“Environmental Condition” means any condition of the Environment involving Hazardous Materials that violates any Environmental Laws or results in any Release, or Threat of Release, injury, property damage, loss, cost, expense, claim, demand, order or liability.

“Environmental Laws” means all Laws regulating or concerning public health and safety, worker health and safety, or pollution, preservation, remediation or protection of the Environment or natural resources including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of, or exposure to, any Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, disposal, recycling, reclamation, replacement or handling of Hazardous Materials. Environmental Laws include but are not limited to: the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq.; the Superfund Amendments and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sections 11011 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Occupational Safety and Health Act as amended, 29 U.S.C. Sections 651 et seq.; the Toxic Substances and Control Act, 15 U.S.C. Sections 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq.; the Oil Pollution Act, 33 U.S.C. Sections 2701 et seq. and statutory nuisance laws; together, in each case, with any amendment thereto, and the regulations adopted and promulgated thereunder and any similar state of local Laws.

“Environmental Liability” means any direct, indirect, pending or threatened indebtedness, liability (including strict liability), claim (including for contribution), loss, damage, fine, penalty, cost, expense, lien, encumbrance, deficiency or responsibility, whether known or unknown, regardless of whether any claim or proceeding is threatened, pending or completed, foreseeable or unforeseeable, arising under or relating to any Hazardous Materials, Environmental Laws, Release or threatened Release of Hazardous Materials, the existence of a violation of Environmental Permits, demand or request from a Governmental Authority or otherwise, whether based on negligence, strict liability or otherwise, including, without limitation, costs and liabilities for investigation, cleanup costs, response costs, corrective action costs, removal, remediation, restoration, abatement, monitoring, personal injury, property damage, natural resource damages, court costs, and reasonable attorney’s, witness’s, expert’s and consultant’s fees.

“Environmental Permits” means all Permits required to be obtained pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, whether or not incorporated, that would be treated together with the Seller or the Company as a single employer under Code Section 414 of the Code or Section 4001 of ERISA.

“Excluded Assets” means the Excluded Real Property and certain personal property and that will be transferred from the Company to one or more of Seller’s Affiliate(s) immediately prior to the Closing. Each such personal property and Excluded Real Property is identified in Exhibit A to this Agreement.

“Excluded Cash” means (i) fifty percent (50%) of any Net Profit Payment received by the Company (or any of its Affiliates) with respect to the MVP Contract, (ii) any cash payments received by the Company (or any of its Affiliates) prior to the Closing with respect to the projects and agreements identified in the Reclamation Subcontract Agreements, net of any expenses related to those specific projects referenced in the Reclamation Subcontract Agreements, and (iii) the amount of cash that is required for the Company to service and pay all the current ordinary course liabilities of the Company outstanding as of the Closing.

“Excluded Real Property” means the real properties listed on Exhibit A to this Agreement that will be sold by the Company prior to the Closing or otherwise transferred from the Company to one or more of the Seller’s Affiliate(s) immediately prior to the Closing.

“Fraud” means common law fraud under Ohio Law that is committed in connection with the transactions contemplated by this Agreement.

“Fundamental Reps” means the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.9, Section 4.14, Section 4.16, Section 4.19, Section 4.20, and Section 4.24.

“Funded Debt” means, with respect to any Person as of any date of determination, (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, excluding any obligations evidenced by performance bonds, payment bonds or surety agreements that are common in the Business of the Company, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance (other than a Permitted Encumbrance) on property owned or acquired by such Person, and (v) all Guaranties of such Person in connection with any of the foregoing and (vi) all Liabilities of such Person for capital lease obligations.

“GAAP” means United States generally accepted accounting principles, as in effect at Closing.

“Governmental Authority” means any United States or non-United States federal, state or local governmental, regulatory or administrative authority, agency, commission, official, body, department, division, commission, board, bureau or instrumentality or any court, tribunal or judicial or (public or private) arbitral body.

“Guaranty” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the Indebtedness of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

“Hazardous Materials” means any chemical, pollutant, contaminant, substance, material or waste, whether naturally occurring or manmade, that (a) is identified, defined, characterized, listed, or otherwise regulated as hazardous, acutely hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, or reactive, or (b) is otherwise subject to regulation under any Environmental Laws or as to which Liability may be imposed under Environmental Laws. Hazardous Materials includes but is not limited to petroleum by-product, natural gas liquids, natural gas, liquefied natural gas, chlorinated solvents, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Highmark Plan” means the Company’s Highmark West Virginia: Super Blue Plus Health Insurance Plan, which exists immediately prior to Closing.

“Immediate Family Member” of a natural Person means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Person.

“Included Real Property” means the real properties set forth on Exhibit B to this Agreement.

“Indebtedness” means, with respect to any Person as of any date of determination, without duplication: (i) all Liabilities of such Person for Funded Debt, (ii) all Liabilities of such Person arising from deferred compensation arrangements (excluding, for the avoidance of doubt, discretionary bonuses or commissions paid in the Ordinary Course of Business after Closing) or settlement agreements, (iii) all Liabilities of such Person for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise including “earnout” obligations (other than trade payables incurred in the Ordinary Course of Business), (iv) all Liabilities of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all Liabilities of such Person (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements, (vi) all Liabilities of such Person in respect of declared, but unpaid, distributions and (vii) all principal, fees, accrued and unpaid interest, premiums, indemnities, breakage costs or penalties related to any of the foregoing. Notwithstanding the foregoing in clauses (i) through (vii), “Indebtedness” shall exclude (A) any obligations of the Company under or with respect to any outstanding checks, so long as such outstanding checks are fully accounted for in the calculation of Closing Cash, (B) any deferred revenue, (C) trade and accounts payables incurred in the Ordinary Course of Business, and (D) any obligations related to any warranty agreement, performance bond, payment bond or surety agreement that are common in the Business of the Company.

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures, inventions, in whatever form or medium, (whether patentable or unpatentable, whether or not filed as a patent application or registered, and whether or not reduced to practice), (ii) Internet domain names, (iii) trademarks (registered and unregistered), including all service marks, trade dress, trade names, logos, slogans, and corporate names, and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iv) copyrights (registered and unregistered) and copyrightable works, and registrations and applications for registration thereof, (v) mask works, and registrations and applications for registration thereof, (vi) trade secrets and other Confidential Information (including to the extent proprietary and confidential, ideas, databases, compilations, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (vii) software (including source code, object code, tools, firmware, databases (in whatever form or medium), operating systems, specifications and documentation therefor), and (viii) other intellectual property rights, including moral rights.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including limited liability company interests, partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Knowledge” or “Known” means, (i) with respect to the Seller or the Company, the actual knowledge of the Seller after Reasonable Inquiry with respect to the applicable matter, in each case as of the date of determination, and (ii) with respect to the Buyer, the actual knowledge of Michael Cavanaugh after Reasonable Inquiry with respect to the applicable matter as of the date of determination.

“Law” means any United States or non-United States federal, state, local or municipal statute, law (including common law), ordinance, regulation, rule, code, order, injunction, judgment, determination, directive, ruling, decree, requirement or rule of law, or any other provision, decision or requirement having the force and effect of law.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, and regardless of when asserted).

“Lien” means any mortgages, security interests, charges, easements, rights, options, claims, restrictions, encroachments or title defects, general or special notarial bonds, deeds of trust, pledges, deeds to secure debt, security agreements, financing statements, hypothecations, tax encumbrances, attachments, levies, impositions, judgments, concessions, reservations, licenses, leases, subleases, occupancy agreements, options, conditional sales or title retention agreements, any interests in property or assets (or the income or profits therefrom), covenants or restrictions of any kind (including, without limitation, any restrictions on the transfer or exercise of any other attribute of ownership, whether designed to secure payment or otherwise), encumbrances or other liens of any kind, whether consensual or non-consensual and whether arising by agreement or under any Law.

“Losses” means any loss, Liability, demand, judgment, claim, action, cause of action, cost, damage (excluding punitive damages except to the extent paid to a third party), deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable legal, consulting and other professional fees and expenses and all amounts paid in investigation, defense, settlement or enforcement of any of the foregoing).

“Material Adverse Effect” means any change, effect, event, occurrence or development that is, or could reasonably be expected to become, materially adverse to (i) the business, operations, assets, liabilities, financial condition, operating results, cash flow, or net worth of the Company or (ii) the ability of the Seller to execute or Deliver this Agreement, to perform any of their obligations under this Agreement or to consummate any of the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any change, effect, event, occurrence or development arising from: (A) changes in general business or economic conditions or general changes in the industry in which the Company operates, (B) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) changes to financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP or the interpretation thereof, or (E) changes in Laws, including a change in the interpretations or enforcement thereof, provided, however, that any of the foregoing changes or occurrences, to the extent that they have a disproportionate effect on the Company compared to other participants in the industries in which the Company operates, shall be included in Material Adverse Effect.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA that is a defined benefit plan subject to Title IV of ERISA.

“MVP Contract” means the Subcontractor Agreement between the Company and Precision Pipeline, LLC, a Wisconsin limited liability company, dated October 12, 2021, as amended by that certain document titled “Amendment to Subcontractor Agreement No. 1 18-004-17”.

“Operating Leases” are all those lease agreements entered into by the Company that are not required to be capitalized under GAAP.

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or any contract with any Governmental Authority that has been entered into in connection with any Proceeding.

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past custom and practice, including with regard to nature, frequency and magnitude.

“Pandemic” means the outbreak of COVID-19.

“Pandemic-Relief Debt” means any Indebtedness or other obligation incurred by the Company in connection with any Law or program involving any governmental authority providing or expanding any loan, guaranty, investment, participation, grant, program or other assistance in response to or to provide relief for the Pandemic, including any PPP Loan, any U.S. Small Business Administration Economic Injury Disaster Loan, any loan under the Main Street Lending Program announced by the U.S. Department of Treasury and Board of Governors of the Federal Reserve, or any other similar federal, state or local Governmental Authority program.

“Pandemic-Relief Debt Documentation” means as to any Pandemic-Relief Debt (i) all documents, instruments and agreements evidencing or related to such Pandemic-Relief Debt, any collateral provided in respect thereof or any indemnity and/or hold-harmless agreement related thereto, (ii) all Laws governing such Pandemic-Relief Debt or that require certain action or inaction as a result of incurring such Pandemic-Relief Debt or the forgiveness thereof (including the requirement prohibiting the deferral of any employer’s portion of Social Security Taxes pursuant to Section 2302 of the CARES Act or the requirement prohibiting the claiming of any Employee Retention Credit under Section 2301 of the CARES Act), (iii) all applications (and all attachments, exhibits, addenda the like with respect thereto, including information with respect to affiliation), submissions, reports, or other documentation (including payroll documentation and affiliation documentation) provided by or on behalf of the Company to any lender, lender agent or governmental authority in connection with applying for, obtaining, using the proceeds of, or seeking forgiveness of such Pandemic-Relief Debt.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable, or for Taxes which are being contested in good faith and for which reserves are reflected in the Latest Balance Sheet, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course of Business for amounts which are not yet due and payable, (iii) Encumbrances arising from zoning ordinances which are not violated by the current use or occupancy of the Included Real Property and easements, licenses, covenants and other minor restrictions of record affecting title to the Included Real Property which do not or would not materially impair the use or occupancy of such Included Real Property in the operation of the business conducted thereon, and (iv) any other Encumbrances set forth on Schedule 1.1.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“PPP Loan” means a loan incurred under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act), and includes any EIDL grant.

“PPP Payroll Costs” means “payroll costs” as defined in 15 U.S.C. 636(a)(36)(A)(viii) (as added to the Small Business Act by Section 1102 of the CARES Act).

“PPP Specified Forgivable Uses” means uses of proceeds of a PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act (including PPP Payroll Costs).

“Post-Closing Taxes” means (i) Taxes of or imposed on or with respect to the Company for a Post-Closing Tax Period, (ii) Taxes of any member of an Affiliated Group for which the Company is liable, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, as a result of being a member of (or leaving) such Affiliated Group after the Closing Date, (iii) Taxes of any Person imposed on the Company as a transferee or successor, by contract (excluding any contract the primary purpose of which is not the allocation, sharing or indemnification of Tax liability) or pursuant to any Law, which Taxes relate to an event or transaction occurring after the Closing Date, (iv) Taxes imposed under Section 1374 of the Code resulting from any net recognized built-in gain of the Seller, and (v) the employer’s portion of any employment Taxes associated with the payments made by or on behalf of the Buyer. In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that constitutes Post-Closing Taxes shall be the Post-Closing Tax Period portion of such Taxes as determined under Section 6.1(d).

“Post-Closing Tax Period” means any taxable period ending after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending after the Closing Date.

“Pre-Closing Taxes” means (i) Taxes of or imposed on or with respect to the Company for a Pre-Closing Tax Period, other than Taxes arising from transactions outside the Ordinary Course of Business after the Closing on the Closing Date, (ii) Taxes of any member of an Affiliated Group for which the Company is liable, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, as a result of being a member of (or leaving) such Affiliated Group on or before the Closing Date, (iii) Taxes of any Person imposed on the Company as a transferee or successor, by contract (excluding any contract the primary purpose of which is not the allocation, sharing or indemnification of Tax liability) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date, (iv) Taxes imposed under Section 1374 of the Code resulting from any net recognized built-in gain of the Seller, and (v) the employer’s portion of any employment Taxes associated with the payments made by or on behalf of the Seller pursuant to this Agreement to the extent not included in Transaction Expenses. In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that constitutes Pre-Closing Taxes shall be the Pre-Closing Tax Period portion of such Taxes as determined under Section 6.1(d).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Proceeding” means any action, complaint, claim, arbitration (whether public or private), audit, examination, investigation, hearing, litigation, suit or other proceeding (whether civil, criminal, administrative, judicial or investigative or whether formal or informal) against a Party, including (but not limited to) those that are commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Range” means Range Environmental Resources, Inc., a West Virginia corporation, and a wholly owned subsidiary of the Buyer.

“Real Property” means the Included Real Property and the Excluded Real Property.

“Reasonable Inquiry” shall mean inquiry of the employee(s) of such Person that would be expected to have any knowledge in connection with the subject matter in question and the review of the written and electronic records within such Person’s actual control.

“Related Agreements” means the First Promissory Note, the Second Promissory Note, the Deed of Trust, the Consulting Agreement, the Stock Option Agreement, the Reclamation Subcontract Agreements and any other agreement required to be Delivered to any Party under the terms of this Agreement.

“Release” means with respect to any Hazardous Materials, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the Environment.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder, or any similar federal Law then in force.

“Seller’s Account(s)” means the bank account(s) designated by the Seller to the Buyer on or before the Closing Date, as such account(s) is / are reflected on the Flow of Funds.

“Stock Option Agreement” means the Stock Option Agreement entered into as of (or immediately prior to) the date hereof between the Buyer and the Seller.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” means any (i) taxes of any kind whatsoever, including United States federal, state, county, local, non-United States or other jurisdiction income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, and including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) Liability of the Company for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group on or before the Closing Date (or being included (or required to be included) in any Tax Return relating thereto), (iii) Liability of the Company for the payment of any amounts of the type described in clause (i) above attributable to the transactions contemplated by this Agreement, and (iv) Liability of the Company for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, which Taxes relate to an event or transaction occurring before the Closing Date.

“Tax Authority” means any Governmental Authority responsible for the administration, collection or the imposition of any Tax.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any Party or the administration of any Laws relating to any Taxes.

“Transaction Expenses” means (i) all expenses of the Seller and the Company incurred in connection with the sale of the Company that have not been paid as of the Closing, including all brokerage commissions, fees, expenses and disbursements, and all fees and disbursements of attorneys, accountants, and other advisors and service providers payable by the Seller and the Company, (ii) any change of control or transaction bonus payments which become payable by the Company solely as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, (iii) the employer portion of any employment Taxes associated with the payments contemplated under clause (ii) which are to be paid on or about the Closing Date, and (iv) any accrued and unpaid management fees, exit fees, monitoring fee or other similar fees payable by the Company.

“Transfer Taxes” means all federal, state, local, and foreign transfer, documentary, sales, excise, use, value-added, goods and services, stamp, registration, recording, real and personal property, stock transfer or gains tax, and other such similar Taxes and fees (including any penalties and interest) applicable to, imposed upon, arising out of, or incurred in connection with this Agreement and the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq. and any similar Law.

Section 1.2 Additional Definitions.

Term	Section
“Accounts Receivable”	Section 3.6(c)
“Accounts Payable”	Section 3.6(c)
“Agreement”	Preamble
“Business”	Recitals
“Buyer”	Preamble
“Buyer Parties”	Section 7.2(a)
“Cap”	Section 7.2(a)
“Closing”	Section 2.2(a)
“Closing Certificate”	Section 2.2(b)
“Closing Consideration”	Section 2.2(c)
“Closing Date”	Section 2.2(a)
“Company”	Recitals
“Company Personnel”	Section 4.15(a)
“Company Plan”	Section 4.16(a)
“Company Software”	Section 4.11(a)
“Contingent Workers”	Section 4.15(a)
“Continuing Employees”	Section 3.6(a)
“Deed of Trust”	Section 2.2(g)
“Direct Claim”	Section 7.2(e)
“Disputed Amount”	Section 7.2(c)(iii)
“Due Date”	Section 7.2(c)(iii)
“Electronic Delivery”	Section 8.8
“Excess Recovery”	Section 7.2(g)
“Financial Statements”	Section 4.5(b)
“First Promissory Note”	Section 2.2(e)
“Flow of Funds”	Section 2.3(b)(iv)
“Incomplete Projects”	Section 4.27(c)
“Indemnitee”	Section 7.2(d)
“Indemnitor”	Section 7.2(d)
“indemnitor’s representative”	Section 7.2(d)
“Independent Accountant”	Section 3.4
“Latest Balance Sheet”	Section 4.5(a)(ii)
“Latest Balance Sheet Date”	Section 4.5(a)(ii)
“Last Annual Balance Sheet”	Section 4.19(c)
“Leases”	Section 4.24(c)
“Material Contracts”	Section 4.10(b)
“Material Customers”	Section 4.17(a)
“Material Suppliers”	Section 4.17(b)
“Outstanding Litigation Claims”	Section 4.12
“Party” or “Parties”	Preamble

“Permits”	Section 4.13(b)
“Pre-Closing Date Tax Return”	Section 6.1(a)
“Post-Closing Tax Returns”	Section 6.1(b)
“Purchase Price”	Section 2.1(b)
“Qualified Company Plan”	Section 4.16(d)
“Reclamation Subcontract Agreements”	Section 2.3(a)(iii)
“Related Party”	Section 4.23
“Schedules”	Section 8.11
“Second Promissory Note”	Section 2.2(f)
“Seller”	Preamble
“Seller Parties”	Section 7.2(b)
“Straddle Period”	Section 6.1(c)
“Straddle Period Return”	Section 6.1(c)
“Tax Claim”	Section 6.1(j)
“Unstarted Projects”	Section 4.27(b)

ARTICLE 2

PURCHASE AND SALE OF THE SHARES

Section 2.1 Basic Transaction.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and Deliver to the Buyer, all of the Seller’s rights, title and interest in and to the Shares, free and clear of all Encumbrances.

(b) Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, the Buyer shall pay to the Seller (i) the Closing Consideration, plus (ii) the payments due to the Seller under the First Promissory Note, plus (iii) the payments due to the Seller under the Second Promissory Note (such result being referred to herein as the “Purchase Price”).

Section 2.2 Closing Transactions.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement. The Closing shall take place remotely pursuant to the electronic exchange of documents. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. For all purposes under this Agreement and each of the Related Agreements, all matters at Closing will be considered to take place simultaneously, no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed, and the Closing will be deemed to have occurred as of 12:01AM Eastern Standard Time on the Closing Date irrespective of the actual occurrence of the Closing at any particular time on the Closing Date.

(b) At the Closing, the Seller shall Deliver to the Buyer a certificate (the “Closing Certificate”) setting forth its (i) the Closing Indebtedness, (ii) the Closing Transaction Expenses, (iii) the Closing Cash, and (iv) the resulting Closing Consideration, which shall be calculated in accordance with Section 2.2(c) and payable to the Seller in accordance with Section 2.2(d). The Closing Certificate shall be prepared in good faith and in conformity with GAAP.

(c) The “Closing Consideration” shall be an amount equal to:

(i) cash in the amount of $1,000,000;

(ii) minus the Closing Indebtedness;

(iii) minus the Closing Transaction Expenses; and

(iv) plus the Closing Cash.

(d) The Buyer shall pay the Closing Consideration at the Closing into the Seller’s Account(s) by wire transfer of immediately available funds, as such payments are reflected in the amount(s) and in the account(s) set forth in the Flow of Funds.

(e) The Buyer shall cause the Company to issue and execute a five (5)-year, secured promissory note in favor of the Seller dated of even date herewith (the “First Promissory Note”), with an outstanding principal amount equal to $2,000,000, subject to reduction as specified in ARTICLE 7, and bearing interest at 7.0% per annum.

(f) The Buyer shall cause the Company to issue and execute a two (2)-year, secured promissory note in favor of the Seller dated of even date herewith (the “Second Promissory Note”), with an outstanding principal amount equal to $2,035,250, and bearing interest at 8.25% per annum;

(g) The Buyer shall cause the Company to issue and execute a deed of trust for the Included Real Property in favor of the Seller dated of even date herewith as security for the Promissory Note (the “Deed of Trust”) which Seller shall cause to be recorded with the Office of the Clerk of the County Commission of Braxton County, West Virginia.

(h) The Buyer shall pay, on behalf of the Company, to each lender or holder of Funded Debt an amount as is necessary to repay and retire in full the Funded Debt owed to such lender or holder as set forth in the applicable payoff letter received from such lender or holder and Delivered to the Buyer pursuant to Section 2.3(a)(ii) by wire transfer of immediately available funds to the applicable payees thereof.

(i) The Buyer shall pay, on behalf of the Company, an amount as is necessary to pay in full the Transaction Expenses, to the extent not paid by the Company prior to the Closing, in the amounts as set forth on the Closing Certificate; provided, that Transaction Expenses that constitute wages, bonuses or other compensation payable to any employee of the Company shall be deposited in the applicable payroll account of the Company and the Buyer shall cause the Company to pay such amounts to the applicable recipient(s) through the payroll of the Company.

(j) The Parties, as applicable, shall Deliver the certificates and other documents and instruments required to be Delivered by or on behalf of such Party under Section 2.3(a) and Section 2.3(b) below.

Section 2.3 Closing Deliveries.

(a) At the Closing, the Seller shall Deliver or cause to be Delivered to the Buyer the following:

(i)	the First Promissory Note, the Second Promissory Note, the Deed of Trust, the Consulting Agreement and the Stock Option Agreement, executed by the Seller;

(ii)	payoff letters with respect to all Funded Debt outstanding immediately prior to the Closing (in each case on terms and conditions satisfactory to the Buyer) and evidence that, upon receipt of payment, all Encumbrances (other than any Permitted Encumbrances) relating to the assets and properties of the Company and the Shares shall be released;

(iii)	three (3) Subcontract Agreements dated of even date herewith between Range and the Seller’s Affiliate named Collins Reclamation, LLC, a West Virginia limited liability company, with respect to certain projects referenced therein (the “Reclamation Subcontract Agreements”), executed by Collins Reclamation, LLC;

(iv)	a certificate for the Seller in the form of Treasury Regulations Section 1.1445-2(b)(2)(iv)(A) or (B), as applicable, so that the Buyer is exempt from withholding any portion of the Purchase Price under Section 1445 of the Code, and a properly completed and executed IRS Form W-9 establishing exemption from the U.S. federal income tax backup withholding;

(v)	a certificate dated as of the Closing Date of the Company’s President or Chief Executive Officer, attesting to, and attaching thereto: (A) the Company’s Certificate of Incorporation as in effect at the time of Closing; (B) the incumbency of the Company’s officers at the time of Closing; (C) duly executed resolutions adopted by the Seller and the board members of the Company authorizing the transactions contemplated herein, and stating that such resolutions have not been amended, modified, revoked or rescinded; and (D) a good standing certificate with respect to the Company from the state of its formation dated no more than ten (10) Business Days prior to the Closing Date;

(vi)	copies of the third-party consents, approvals, licenses, submissions, filings and authorizations that are listed on Schedule 2.3(a)(vi);

(vii)	the resignations, effective as of the Closing, of each executive officer and board member of the Company;

(viii)	one or more certificates representing the Shares, accompanied by stock power(s) separate from certificate executed in blank and in proper form for transfer and otherwise reasonably acceptable to the Buyer for transfer to the Buyer;

(ix)	all corporate books and records and other property of the Company in its possession;

(x)	documents and/or agreements prepared to the Buyer’s satisfaction verifying that the Excluded Assets have been transferred to one or more of the Seller’s Affiliate(s) prior to the Closing, other than the Company;

(xi)	evidence reasonably satisfactory to the Buyer that all of the Company Plans have been terminated as of the Closing, with the exception of the Highmark Plan which will be subject to the terms of Section 3.9 of this Agreement;

(xii)	evidence reasonably satisfactory to the Buyer that all of the Company’s insurance plans applicable to the personal property of the Company in effect prior to the Closing (e.g., insurance policies applicable to the equipment owned by the Company that is identified in Exhibit C) have been terminated as of the Closing;

(xiii)	evidence reasonably satisfactory to the Buyer that any and all real property insurance policies in effect immediately prior to the Closing on the Included Real Property have been terminated as of the Closing;

(xiv)	such affidavits and indemnities that are required by First American Title Insurance Company for the issuance of title policies for the Included Real Property, including endorsements to remove the so-called pre-printed exceptions and a non-imputation endorsement;

(xv)	the Flow of Funds, executed by the Seller;

(xvi)	a bill of sale from Haney’s Equipment, LLC transferring title to the Company of certain equipment listed in the first paragraph of Schedule 4.23; duly executed by the Company and Haney’s Equipment, LLC; and

(xvii)	such other documents or instruments as are required to be Delivered by the Seller or the Company at the Closing pursuant to the terms hereof or that the Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

(b) At the Closing, the Buyer shall Deliver or cause to be Delivered to the Seller the following:

(i)	the First Promissory Note, the Second Promissory Note, the Deed of Trust, the Consulting Agreement, and the Reclamation Subcontract Agreements, executed by the Company, Range and the Buyer, as applicable;

(ii)	the Stock Option Agreement, executed by the Buyer;

(iii)	a certificate dated as of the Closing Date of the Buyer’s Chief Executive Officer attesting to, and attaching thereto, (A) the Buyer’s Certificates of Incorporation as in effect at the time of Closing; (B) duly executed resolutions adopted by the Buyer’s board members authorizing the transactions contemplated herein, and stating that such resolutions have not been amended, modified, revoked or rescinded, and (C) a good standing certificate with respect to the Buyer issued by the Secretary of State of the State of Nevada dated no more than ten (10) Business Days prior to the Closing Date;

(iv)	a flow of funds memo showing the payments that will be made to various parties on the Closing Date pursuant to the terms of this Agreement, executed by the Buyer (the “Flow of Funds”); and

(v)	such other documents or instruments as are required to be Delivered by the Buyer at the Closing pursuant to the terms hereof or that the Seller reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

Section 2.4 Tax Withholding. Upon prior written notice to the Seller, the Buyer shall be entitled to deduct and withhold any amounts it is required to deduct and withhold pursuant to any provision of the Code or other Law in connection with any consideration provided by the Buyer pursuant to the terms of this Agreement. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to receive such payments pursuant to this Agreement; provided, that such amounts so withheld are paid by the Buyer to the appropriate Governmental Authority on account of such Person(s).

Section 2.5 Seller’s Account(s). Payment by the Buyer into the Seller’s Account(s) under this Agreement shall constitute payment by the Buyer to the Seller and satisfaction of the Buyer’s obligation to pay all the amounts that the Buyer is obligated to pay under this Agreement. Once the Buyer completes a payment into the Seller’s Account(s), the Buyer shall have no liability or obligation relating to the allocation or distribution of funds from such the Seller’s Account(s). The Seller has provided to the Buyer all the relevant, identifying information on the bank accounts of the Seller representing the “Seller’s Account(s)”, and all such information has been correctly set forth in the Flow of Funds.

ARTICLE 3

COVENANTS

Section 3.1 Confidential Information; Publicity.

(a) From the Closing Date until the second anniversary of the Closing Date, the Seller agrees that he shall, and shall cause each of his Affiliates to, hold and maintain all Confidential Information relating to the Business in his possession in strict confidence and not disclose to any Person or use any such information for any purpose; provided, however, that such restrictions shall not apply to (i) any information that becomes publicly available through no fault of the Seller or his Affiliates, or (ii) any disclosure required by applicable Law or any Governmental Authority, so long as notice of such disclosure is given to the Buyer prior to making such disclosure, and the Seller cooperates with the Buyer in using commercially reasonable efforts to resist such disclosure.

(b) Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of the Buyer are listed, no Party will issue any press release or other public announcement related to this Agreement, the subject matter of this Agreement or the transactions contemplated hereby without the prior approval of the other Party. For the avoidance of doubt, the Parties hereto acknowledge that the Buyer will disclose this Agreement through the filing of a Form 8-K with the Securities Exchange Commission, and also issue a press release regarding this Agreement and the transactions contemplated hereby.

Section 3.2 Expenses. Except as otherwise provided herein, each of the Seller and his Affiliates, on one hand, and the Buyer and its Affiliates, on the other hand, shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

Section 3.3 Further Assurances; Access to Books and Records.

(a) In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of Buyer and the Seller will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request at such other Party’s expense. For the avoidance of doubt, the terms of Section 3.8 shall govern the transfer of titles of the vehicles listed on Schedule 3.8. In addition, Seller shall cooperate with Buyer in good faith until December 31, 2023 with respect to any matters pertaining to the transition of the Business to the Buyer pursuant to the terms of this Agreement including, but not limited to, the transitioning of the employees, transferring to the Buyer (or assisting the Buyer with obtaining new) Permits or Environmental Permits that are required to be obtained by the Buyer or the Company to operate the Business as presently conducted, locating and forwarding to the Buyer any diligence materials that relate to periods and operations of the Business preceding the Closing Date that were not otherwise forwarded to the Buyer prior to the Closing and any other matters reasonably requested by the Buyer. Moreover, the Seller shall assist the Buyer will respect to the Company’s responses on any audit-related requests pursuant to the terms of Section 6.1(g) of this Agreement. Furthermore, if necessary at all post-Closing, the Seller shall cooperate with the Buyer and take all necessary actions (at the Seller’s own expense) to ensure that good, valid and clean title to all of the parcels referenced in the Included Real Estate shall vest in the Company’s name. Finally, the Seller and the Buyer shall cooperate together post-Closing to assign the Company leases related to the equipment listed in Schedule 4.9(a) to Seller’s Affiliate, Haney’s Equipment, LLC, and otherwise comply with the disclosure in the last paragraph of Schedule 4.9(a).

(b) The Seller acknowledges and agrees that, from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records, copies of which will also be retained by the Seller), agreements and financial data of any sort relating to the Company. Notwithstanding the foregoing, from and after the Closing, the Buyer shall, and shall cause the Company to, provide the Seller and his agents with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Company with respect to periods or occurrences prior to the Closing Date to permit the Seller to prepare Tax or financial reports, and to respond to court orders, subpoenas or inquiries, investigations audits or other Proceedings of any Governmental Authority. Unless otherwise consented to in writing by the Seller, and subject to applicable provisions of ARTICLE 6, the Buyer shall not, and it shall cause the Company not to, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first offering to surrender to the Seller such books and records or any portion thereof which the Buyer may intend to destroy, alter or dispose of. Notwithstanding anything to the contrary in this Agreement, while there is pending any Proceeding between or among the Parties (or any of their respective Affiliates) before any Governmental Authority, with respect to any books and records referenced in this Section 3.3, the Seller may not enforce this Section 3.3 to obtain such books and records, but rather must utilize and rely upon the available rules of discovery under applicable Law.

Section 3.4 Arrangement with Respect to the MVP Contract. Any and all Net Profit Payments received by the Company, the Buyer, the Seller (or any of their respective Affiliates) under the MVP Contract for work performed under such contract, whether such work or payments were performed and/or received prior to the Closing, on the Closing Date or thereafter, shall belong and be split fifty percent (50%) to the Buyer and fifty percent (50%) to the Seller. The Parties shall (and shall cause their respective Affiliates to) cooperate with each other in good faith, including allowing an inspection of relevant books and records if requested by one Party, to ensure that the Net Profit Payment related to the MVP Contract is calculated correctly and then allocated as set forth in this Section 3.4. For purposes hereof, the term “Net Profit Payments” shall mean any and all cash payments received pursuant to the MVP Contract, net of any expenses related to the project described in the MVP Contract. In the event that the Seller and the Buyer are unable to resolve any dispute with respect to the calculation of the Net Profit Payment and the allocation of such payment pursuant to this Section 3.4, then the Parties agree that such dispute shall be resolved by the Independent Accountant and the expenses of the Independent Accountant shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Seller. The Parties agree that “Independent Accountant” shall mean an independent accounting firm mutually agreed to by the Parties acting in good faith.

Section 3.5 Independent Covenants.The existence of any claim or cause of action by the Seller against the Buyer or any of its Affiliates, whether predicated on this Agreement, the First Promissory Note, the Second Promissory Note, the Consulting Agreement or any other Related Agreement or otherwise, will not constitute a defense to the enforcement by the Buyer against the Seller of all of the provisions and terms of this Agreement, which provisions and terms will be enforceable notwithstanding the existence of any breach by the Buyer.

Section 3.6 Excluded Cash and Bank Accounts; Certain Accounts Receivable and Payable.

(a) For the avoidance of doubt, any and all Excluded Cash shall be (a) the property of the Buyer, (b) subject to the terms of the Reclamation Subcontract Agreements or the MVP Contract, if applicable, and (c) if any such Excluded Cash is received by an Affiliate of the Company, the Seller shall cause such Affiliate of the Company to transfer the Excluded Cash to the Company’s bank account(s) or other accounts designated by the Buyer.

(b) As of the Closing, Seller shall ensure that the banking institutions that manage the bank accounts of the Company listed on Schedule 4.21 are notified of the change in ownership contemplated hereunder, and that such institutions provide access to the Buyer representatives of the Cash in such accounts and otherwise administer such accounts as the Buyer determines appropriate in its sole discretion.

(c) All Accounts Receivable of the Company (as defined below) that are outstanding as of the Closing and that are actually collected by the Company post-Closing shall be the property of the Seller. The Buyer and the Seller shall cooperate together in good faith to transfer any such collected Accounts Receivable to the Seller, net of any Accounts Payable of the Company (as defined below). All Accounts Payable of the Company (as defined below) that are outstanding as of the Closing shall be the responsibility of the Seller, and the Seller shall indemnify the Buyer for any and all Liabilities and Losses associated with such Accounts Payable. The Buyer and the Seller shall cooperate together in good faith to ensure that the Company pays such Accounts Payable to third parties post-Closing. For purposes hereof, the term “Accounts Receivable” shall mean any and all accounts receivable of the Company that are outstanding as of the Closing specifically excluding any accounts receivable related to the MVP Contract and the three (3) projects and agreements identified in the Reclamation Subcontract Agreements. The term “Accounts Payable” shall mean any and all accounts payable of the Company that are outstanding as of the Closing specifically excluding any accounts payable that are related to the MVP Contract and the three (3) projects and agreements identified in the Reclamation Subcontract Agreements.

Section 3.7 Outstanding Litigation Claims. Effective as of the Closing, the Buyer shall have unilateral control over all aspects of the defenses and management of the cases represented by the Outstanding Litigation Claims. The Buyer shall indemnify the Seller for all Losses, if any, incurred by the Seller as a result of the Outstanding Litigation Claims.

Section 3.8 Transfers of Vehicles with Certificate of Title. Seller shall ensure that all Excluded Assets have been transferred outside of the Company prior to or as of the Closing through the instrument(s) to be delivered to the Buyer pursuant to Section 2.3(a)(x) of this Agreement. As soon as practicable following the Closing but in no event later than thirty (30) days after the Closing Date, Seller shall, at its sole cost and expense, transfer or assign the certificates of title for all the vehicles that are part of the Excluded Assets that are titled in the name of the Company (all such titled vehicles are listed on Schedule 3.8) to the transferee of such assets and shall be responsible for any and all costs, expenses, fees and Transfer Taxes associated with such transfer(s).

Section 3.9 Termination of Company Plans and Insurance Plans; Treatment of the Highmark Plan.

(a) The Seller shall take or cause to be taken all actions required to terminate the Company Plans, except for the Highmark Plan, with an effective date of termination no later than the Closing Date. All such termination documentation shall be provided to Buyer in advance of execution and shall be subject to Buyer’s approval. The Seller shall indemnify the Buyer for any and all Liabilities and Losses relating to the operation of the Company Plans for periods preceding the Closing Date and any and all Liabilities and Losses associated with the termination of such Company Plans as of the Closing Date.

(b) The Seller shall take or cause to be taken all actions required to terminate the insurance policies of the Company disclosed on Schedule 4.18, with an effective date of termination no later than the Closing Date. The Seller shall indemnify the Buyer for any and all Liabilities and Losses related to the existence of such insurance plans for periods preceding the Closing Date and any and all Liabilities and Losses associated with the termination of such insurance policies as of the Closing Date.

(c) The Seller shall not cause the Company to terminate the Highmark Plan at the Closing, and the Buyer shall not cause the Company to terminate the Highmark Plan before November 30, 2023.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER AND COMPANY

As a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller hereby represents and warrants to the Buyer (as modified by the Schedules) as follows:

Section 4.1 Representations about the Seller.

(a) The Seller is a resident of the State of West Virginia.

(b) The Seller has full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which the Seller is a party, if any, and to perform its or his obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Seller is a party, if any, have been duly authorized by the Seller, and no act or other proceeding on the part of the Seller is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

(c) The Seller has good and marketable title to the Shares of the Company, free and clear of all Encumbrances. Upon the consummation of the transactions contemplated by this Agreement at the Closing, the Buyer shall own the Shares free and clear of any Encumbrances, other than Encumbrances put in place by the Buyer, and no other party shall have any rights whatsoever to such Shares.

(d) This Agreement has been duly executed and delivered by the Seller and (assuming this Agreement constitutes a valid and binding obligation of the Buyer) constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which the Seller is or will be a party, when executed and delivered by the Seller, in accordance with the terms hereof and thereof, shall have been duly executed and delivered by the Seller and shall each constitute a valid and binding obligation of the Seller, enforceable in accordance with its respective terms except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

(e) Except as set forth on Schedule 4.1(e), the execution and delivery by the Seller of this Agreement and all of the other agreements and instruments contemplated hereby to which the Seller is or will be a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of (whether with or without the passage of time, the giving of notice or both), (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance upon the Company’s equity securities or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, the Company’s constituent documents (including the Governing Documents), or any Law or any agreement, instrument, license, permit, order, judgment or decree to which the Seller or the Company is a party or is subject.

(f) There is no action or Proceeding pending or, to the Seller’s Knowledge, threatened against the Seller that questions or challenges the validity of this Agreement or the ability of the Seller to consummate any of the transactions contemplated by this Agreement.

Section 4.2 Capacity, Organization, Authority and Licenses of the Company.

(a) The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of West Virginia.

(b) The Company is qualified as a foreign corporation authorized to do business in every material jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where failure to so qualify would not be reasonably expected to result in a Material Adverse Effect. Each jurisdiction where the Company is so qualified is set forth in Schedule 4.2(b). The Company possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement.

(c) The copies of the Company’s certificate of incorporation, bylaws and any other stockholder agreement (together, the “Governing Documents”), have been Delivered to the Buyer, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The Company is not in default under or in violation of any provision of its Governing Documents. Schedule 4.2(c) sets forth a list of all of the officers and directors of the Company.

Section 4.3 Capital Structure and Related Matters; Indebtedness and Transaction Expenses.

(a) Schedule 4.3(a) accurately and completely sets forth the capital structure of the Company, including the number of Shares or other equity interests that are authorized and that are issued and outstanding and the record and beneficial holders thereof. All of the issued and outstanding Shares of the Company have been duly authorized, are validly issued, fully paid, and nonassessable. Except as set forth on Schedule 4.3(a), the Company does not have any stock or other securities or other rights convertible or exchangeable for any stock or containing any profit participation features, nor any outstanding rights or options to subscribe for or to purchase its stock or other securities convertible into or exchangeable for its stock. The Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any stock or any warrants, options or other rights to acquire its stock.

(b) Except as set forth on Schedule 4.3(b), the Company does not have any outstanding Indebtedness as of the Closing, or is a party to any contract or agreement providing for the creation, incurrence or assumption thereof.

(c) Except as set forth on Schedule 4.3(c), the Company does not have any outstanding Transaction Expenses as of the Closing, or is a party to any contract or agreement providing for the creation, incurrence or assumption thereof.

Section 4.4 Subsidiaries. The Company has no direct or indirect subsidiaries. The Company does not have any stock, partnership interest, joint venture interest or other equity interest, or right to acquire any such interest, in any other Person.

Section 4.5 Financial Statements.

(a) Attached hereto as Schedule 4.5(a) are the following financial statements:

(i) the reviewed balance sheets of the Company as of December 31, 2020, December 31, 2021 and December 31, 2022, and the related statements of income and retained earnings, and statements of cash flows for the fiscal years then ended; and

(ii) the balance sheet as of and for the six (6) months ended June 30, 2023 (with the June 30, 2023 balance sheet being the “Latest Balance Sheet” and the corresponding date being the “Latest Balance Sheet Date”).

(b) Each of the foregoing financial statements (together, the “Financial Statements”) is accurate and complete in all material respects, is consistent with the books and records of the Company, and fairly presents the financial condition and operating results of the Company for the periods covered thereby. Except as set forth on Schedule 4.5(a), the Financial Statements have been prepared in accordance with GAAP, subject in the case of the Latest Balance Sheet to normal year-end adjustments (none of which are material) and the absence of the statement of cash flows and footnote disclosures.

(c) From Latest Balance Sheet Date through the Closing Date, the Company has not failed in any material respect to pay accounts payable in a timely manner and in the Ordinary Course of Business. Schedule 4.5(c) sets forth an accurate and complete aging of all accounts payable of the Company as of August 28th, 2023.

(d) The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; (ii) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (iii) the Company has received no written, or to the Company’s Knowledge oral, notice that any such accounts receivable shall not be paid in the Ordinary Course of Business.

(e) Since Latest Balance Sheet Date, the Company has not written off any of the accounts receivable that underlie the reserve for accounts receivable reflected in the Latest Balance Sheet.

(f) Schedule 4.5(f) sets forth an accurate and complete aging of all accounts receivable of the Company as of August 28th, 2023.

Section 4.6 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.6, the Company does not have any Liability other than (a) liabilities reflected on the Latest Balance Sheet, (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business which are not individually or in the aggregate, material, (c) obligations under contracts and commitments described on Schedule 4.10 or under contracts and commitments entered into in the Ordinary Course of Business which are not required to be disclosed on such Schedule pursuant to Section 4.10 below and (d) any liabilities, which individually or pursuant to a series of related events, do not exceed $5,000.

Section 4.7 No Material Adverse Effect. Except as set forth on Schedule 4.7, since December 31, 2022, there has occurred no event which has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.8 Absence of Certain Developments. Except as set forth on Schedule 4.8, since December 31, 2022, the Company has conducted its business only in the Ordinary Course of Business. Except as set forth on Schedule 4.8 and without limiting the generality of the foregoing, since December 31, 2022, the Company has not:

(a) issued any notes, bonds (including performance bonds) or other debt securities or any capital stock or other units or equity securities or any securities or rights convertible, exchangeable or exercisable into any capital stock, units or other equity securities;

(b) incurred any Indebtedness, except current liabilities incurred in the Ordinary Course of Business;

(c) mortgaged or pledged any of its properties or assets or subjected them to any Encumbrance, except for Permitted Encumbrances;

(d) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its assets, except in the Ordinary Course of Business, or canceled any material debts or claims;

(e) sold, assigned, transferred, leased, licensed, sublicensed or otherwise encumbered any Intellectual Property Rights (except in the Ordinary Course of Business), disclosed any Confidential Information to any Person (other than to the Buyer and its Affiliates and other than in circumstances in which it has imposed reasonable confidentiality restrictions), abandoned or permitted to lapse any registered Intellectual Property Rights or material trade secrets;

(f) suffered any extraordinary losses or waived any rights of material value (whether or not in the Ordinary Course of Business) in excess of $5,000, including any payments made by the Company associated with warranty claims;

(g) made capital expenditures or commitments therefor that amount individually to more than $5,000;

(h) delayed or postponed the payment of any accounts payable or commissions or any other Liability or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other Liability or accelerated the collection of (or discounted) any accounts or notes receivable;

(i) made loans or advances to, guaranties for the benefit of, or any Investments in, any Person;

(j) suffered any damage, destruction or casualty loss exceeding in the aggregate $5,000, whether or not covered by insurance;

(k) made any change in any method of accounting or accounting policies, other than those changes disclosed in Schedule 4.8(k);

(l) amended its Governing Documents;

(m) made any election relating to Taxes (other than on a Tax Return delivered to Buyer), changed or revoked any Tax election, amended any Tax Return filing, took a position inconsistent with any past practice on a Tax Return other than as required by Law or permitted by changes in Law to the extent that it does not result in an increase in Taxes to the Buyer or the Company post-Closing, agreed to settle, concede, compromise or abandon any Tax claim or assessment (including entering into any closing agreement) or to surrender any right to claim a refund of Taxes, or consented to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment;

(n) purchased any equity interests of any Person;

(o) engaged in any material new line of business;

(p) materially increased the compensation and employee benefits of any Company employee except for any increases in the rate of compensation to any employee pursuant to (i) annual adjustments consistent with past practices, (ii) in connection with any promotion or material increase in responsibility of such employee or (iii) any increases provided under the terms of any existing contract, employment agreement or Company Plans;

(q) amended, modified or terminated any Material Contract other than in the Ordinary Course of Business;

(r) hired any new employee or terminated the employment of any Company employee;

(s) granted any other form of compensation or benefit to any director, officer or employee that is not recorded on the Company’s internal book keeping system;

(t) except as set forth on Schedule 4.8(t), declared, set aside, made or paid any dividend or other distribution payable in cash, stock, property or shares, with respect to any equity interests of the Company or redeemed, repurchased or otherwise acquired, or offered to redeem, repurchase or otherwise acquire, any of the Company’s outstanding equity interests or enter into any agreement with respect to the voting of any equity interests of the Company;

(u) adopted any new employee benefit plan or materially amended any Company Plans, except in accordance with the terms of such plan, in connection with an annual renewal, or as required under applicable Law; or

(v) agreed, whether orally or in writing, to do any of the foregoing.

Section 4.9 Assets.

(a) Except as set forth on Schedule 4.9(a), the Company has good and marketable title to, or a valid leasehold interest in, or a valid license to use, all properties and assets used by it or shown on the Latest Balance Sheet (including the Included Real Property and the Included Personal Property listed on Exhibit B and Exhibit C, respectively) or any properties or assets acquired by the Company after the date thereof, free and clear of all Encumbrances (other than properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet and except for Permitted Encumbrances).

(b) The Company has, and will have immediately following the Closing, good and marketable title to, a valid leasehold interest in or has the valid and enforceable right to use all assets, properties, rights (including contractual rights), titles or interests, tangible or intangible, necessary for the conduct of its business as presently conducted. Except for the Excluded Assets, the other remaining assets of the Company (including the Included Real Property and the Included Personal Property listed on Exhibit B and Exhibit C, respectively), constitute all of the assets necessary to conduct the Business as presently conducted.

(c) Except as set forth on Schedule 4.9(c), all of the Company’s buildings (including all components of such buildings, structures and other improvements), equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good condition and repair (ordinary wear and tear excepted), and are fit for use in the Ordinary Course of Business of the Company as presently conducted. All such assets are in compliance with all applicable Laws and have been installed, maintained and operated in all material respects in accordance with all applicable Laws.

(d) Immediately after the Closing, except as set forth in Schedule 4.9(d), the Seller, and his Affiliates shall not have any right, title or interest in or to any asset, property, title or interest that is used in the operation of the business conducted by the Company.

Section 4.10 Contracts and Commitments.

(a) Except for the transactions contemplated by this Agreement and as set forth on Schedule 4.10(a), the Company is not a party to or bound by any written or oral:

(i)	contract under which the Company has advanced or loaned to any other Person, or contract under which any Person would be deemed to have, any Indebtedness to the Company;

(ii)	agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing an Encumbrance on any material asset or material group of assets of the Company;

(iii)	Guaranty, performance bond, payment bond, surety agreement, indemnity agreement or similar agreement;

(iv)	lease or agreement under which the Company is a lessee of or hold or operate any property, real or personal, owned by any other party;

(v)	lease or agreement under which the Company is a lessor of or permit any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(vi)	customer or vendor contract, or group of related contracts, with the same party, or group of affiliated parties, the performance of which involves consideration in excess of $25,000;

(vii)	assignment, license, royalty or indemnification agreement relating to any Intellectual Property Rights or other intangible property, including any support or other agreements with third parties relating to supporting the Company Software or any third party software, intellectual property or technology used by the Company in its Business or incorporated in any of its products (other than licenses of unmodified, commercially available “off the shelf” or “click-through” software with an aggregate purchase price or annual license fee of less than $5,000);

(viii)	contract regarding voting, transfer or other arrangements related to the Company’s capital stock, warrants, options or other rights to acquire the Company’s stock;

(ix)	contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

(x)	contract or agreement with any Governmental Authority, provided, that the only contracts or agreements that are relevant to this line item are those in which the Company is actually a direct contracting party with the Governmental Authority;

(xi)	employment, consulting, severance or termination agreement pursuant to which the Company would make payment in excess of $5,000;

(xii)	alliance, teaming, joint bid, joint venture, joint operating or partnership contract and agreement;

(xiii)	contract that relates to the future disposition or acquisition of any material properties or material assets of the Company, other than dispositions or acquisitions in the Ordinary Course of Business consistent with past practice;

(xiv)	contract for any capital expenditure or leasehold improvement in any one case in excess of $10,000 or in the aggregate greater than $10,000;

(xv)	contract with the Seller or any of his Affiliates (other than the Company) or any current officer or director of such Affiliate with the Company, or contract under which the Company has any Liability to any such parties;

(xvi)	contract with any agent, broker or representative;

(xvii)	contract requiring the Company to make a payment as a result of the consummation of the transactions contemplated by this Agreement;

(xviii)	contracts which grant any Person a right of first refusal with respect to any equity interests of the Company (whether or not the Company is a party thereto);

(xix)	indemnification or other similar contracts pursuant to which the Company is obligated to indemnify or advance expenses on behalf of any current or former director, officer or employee of the Company in connection with any Loss based on the fact that such Person is or was an officer, director or employee of the Company;

(xx)	contracts that involve any resolution of any actual or threatened action, Proceeding or adjudicative matter, which have an on-going obligation (other than confidentiality) or which involve matters that have occurred in the last five (5) years;

(xxi)	contracts that contain a provision requiring consent in connection with a change of control transaction; or

(xxii)	contracts that involve annual expenditures or receipts by the Company of more than $25,000 that are not otherwise covered by Section 4.10(a)(vi).

(b) All of the contracts, leases, agreements and instruments that are set forth or that are required to be set forth on Schedule 4.10(a) (the “Material Contracts”) are valid, binding and enforceable in accordance with their respective terms. Except as set forth on Schedule 4.10(b), (i) the Company has performed in all material respects all obligations required to be performed by it and is not in material default under or in material breach of nor in receipt of any written or to the Company’s Knowledge, oral claim of default or breach under any Material Contract to which it is a party; (ii) to the Seller’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material default, material breach or event of material noncompliance by the Company under any Material Contract; (iii) the Company and the Seller have no Knowledge of any breach by any other party to any Material Contract; (iv) each Material Contract complies in all material respects with all Laws applicable or governing such Material Contract; (v) there are no material disputes between the Company and any other party thereto under such Material Contract; and (vi) the Company has not sent and it has not received a written notice of termination or default with respect to any Material Contract.

(c) The Company has Delivered to Buyer a true and correct copy of each Material Contract and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on Schedule 4.10(a), together with all amendments, waivers or other changes thereto.

Section 4.11 Intellectual Property Rights.

(a) Schedule 4.11(a) lists all of the following Company IP: (i) trademarks, including registered and common law trademarks, services marks, corporate names, trade names, Internet domain names and patents (ii) U.S. and foreign registrations and pending applications for all of the foregoing, (iii) U.S. and foreign copyright registrations and pending applications, (iv) Employee confidentiality agreements and assignment of inventions and intellectual property agreements of the Company (other than any form offer letter or form agreement entered into in the Ordinary Course of Business provided such form is set forth on Schedule 4.11(a)), (v) agreements with contractors or consultants that have developed or are developing or creating, any products, services, intellectual property and/or technology on behalf of the Company which is or will be owned in whole or in part by the Company, which company licenses or will license, or which Company uses or reasonably expects to use, (vi) all research and development agreements and design arrangements, (vii) a description of, including the location of, all library resources, databases of architectural drawings and historical designs and any excel or software templates used by the Company in the Business, (viii) all royalty or other payment obligations of the Company to any third party with respect to any Intellectual Property Rights (excluding any license of any commercially available “off the shelf” software), and (ix) software developed by or for the Company (“Company Software”). Additionally, Schedule 4.11(a) lists third party software, Intellectual Property Rights or technology (excluding any license of any commercially available “off the shelf” software) used by the Company for the Business, to which the Company is obligated to pay royalties or license fees, or which is incorporated by the Company into or relied on by any Company Software or product of the Company, as well as any agreements governing the Company’s use of such third party software, Intellectual Property Rights or technology. Company IP, together with all third party Intellectual Property Rights licensed or used with permission, represents all of the Intellectual Property Rights necessary to operate and run the Business as it exists as of the Closing Date.

(b) The Company is the sole and exclusive owner of the Company IP, free and clear of all Encumbrances, other than Permitted Encumbrances, and the use thereof by the Company as currently used in the Business does not require the consent of, or payment to, any other Person.

(c) Except as set forth on Schedule 4.11(c), all current and former Company employees or other individual who has been involved in the creation, invention or development of Company IP or other work product for or on behalf of the Company have assigned to the Company as a matter of Law or pursuant to written assignments to all their Intellectual Property Rights to the Company IP.

(d) Except as set forth on Schedule 4.11(d), the Company has not infringed, violated, interfered with, misappropriated or made unlawful use of, nor has the Company received any written notice or to the Company’s Knowledge, other communication of any actual, alleged, possible or potential infringement, violation, interference, misappropriation or unlawful use by the Company or Company Personnel of, any Intellectual Property Rights owned by any Person. To the Company’s Knowledge, no Person is infringing, violating, interfering with, misappropriating or making unlawful use of, in any respect, the Company IP. Neither the Company nor the Seller has received any written notice or to the Company’s Knowledge other communication of an actual, alleged or possible or potential claim that any of the Company’s Intellectual Property Rights are invalid, opposed, infringing, misappropriating or unenforceable.

Section 4.12 Litigation. Except as set forth on Schedule 4.12, there are no Proceedings pending, or to Company’s Knowledge threatened, against the Company, the Seller or against any manager, officer or employee of the Company in their capacities as such, or affecting or involving the property or assets of the Company, and there have been no Proceedings pending or threatened in the past five (5) years. Schedule 4.12 sets forth each instance in which the Company: (i) within the past five (5) years has been subject to any Order; or (ii) within the past five (5) years has been a party to or was threatened to be made a party to, any Proceedings. Except as set forth on Schedule 4.12, there are no outstanding Orders of any Governmental Authority against the Company, its assets, the Business or the Seller. The outstanding and pending litigation claims set forth on Schedule 4.12 shall be referred to herein as the “Outstanding Litigation Claims.”

Section 4.13 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.13(a), the Company is in material compliance with, and at all times, has materially complied in all respects with, all Laws applicable to the Company. The Company has not received any written or oral notice from any Governmental Authority regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Laws on the part of the Company. To the Company’s Knowledge, each of the Company and the Seller are not, and have not been, the subject of any investigation conducted by any Governmental Authority.

(b) Schedule 4.13(b)(i) sets forth an accurate and complete list of each of the certificates of occupancy, permits, licenses, franchises, bonds, approvals, certificates, registrations, accreditations and other authorizations of all Governmental Authorities held by the Company (together, the “Permits”). Other than the Permits, there are no other permits, licenses, bonds, approvals, certificates, registrations, accreditations or other authorizations that the Company is required to hold in order to conduct its Business as presently conducted. No written, or to the Company’s Knowledge oral, notices have been received by the Company alleging the failure to hold any of the foregoing. Schedule 4.13(b)(ii) sets forth all Permits that require consent to assign or transfer in connection with the change in control of the Company contemplated by this Agreement. Each of the Permits is in full force and effect, is final and not subject to review on appeal, and is not the subject of any pending or, to the Company’s Knowledge, threatened inspection, proceeding or investigation.

Section 4.14 Environmental Matters.

(a) The Company is, and at all times has been, in material compliance with all applicable Environmental Laws. There are no pending or threatened Proceedings concerning a violation or alleged violation by the Company of any Environmental Law.

(b) The Company has not used, treated, stored, Released, discharged or disposed of any Hazardous Materials on the Real Property. No Hazardous Materials have been generated, used, treated or stored on, released, discharged or disposed of onto, from or under the Real Property or any other real property on which the Company has conducted its business, except in compliance with Environmental Laws.

(c) There are no above ground or underground storage tanks, sumps, or subsurface structures located on the Real Property.

(d) To the Company’s Knowledge, no condition exists or event has occurred that, with or without notice or the passage of time or both, would constitute a violation of Environmental Laws or give rise to any Liability with respect to the Real Property or the Company.

(e) True, correct, and complete copies of all reports and results of any and all studies, analyses, tests, investigations or monitoring, possessed or initiated by or under the control of the Company pertaining to compliance by the Company with Environmental Laws have been Delivered to the Buyer.

(f) The Company has obtained all Environmental Permits necessary to operate the Included Real Property as currently being conducted, and Schedule 4.14(f) contains a complete list of each such Environmental Permit. The Company is in material compliance with each such Environmental Permit and no such Environmental Permit restricts the Company from operating the Included Real Property covered by such Environmental Permit as currently being conducted.

(g) No Release of Hazardous Materials has occurred, and no Hazardous Materials are present, at, in, on, about or migrating from, in, to, on or under the Included Real Property.

(h) No facts or circumstances exist that could reasonably be expected to result in any Environmental Liability to the Seller or the Buyer with respect to the Real Property for any Release, transportation or disposal of any Hazardous Materials.

(i) No portion of the Real Property currently or previously leased or owned by the Seller is part of any type of site designated as an environmental site under applicable Environmental Laws or is subject to a remediation schedule or plan of any Governmental Authority and Seller has not received any written request for information pursuant to Environmental Laws with regard to the Business, the Real Property or any property currently or formerly owned, operated or leased by Seller.

(j) With respect to the Included Real Property, the Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under and Environmental Laws.

(k) The Seller has provided the Buyer copies of all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments and other similar documents or other evaluations in Seller’s possession or control with regard to the Real Property.

Section 4.15 Employees.

(a) Schedule 4.15(a)(i) sets forth, as of fifteen (15) Business Days prior to Closing, the name, position, location and current wage or annual salary, or payment arrangement as applicable, of each then-current employee, independent contractor, and Contingent Worker of the Company (together, the “Company Personnel”). For purposes of this Section, the term “Contingent Workers” means any contingent workers, temporary employees, seasonal employees and leased employees providing personal services to the Company. Except as set forth on Schedule 4.15(a)(ii), (i) the Company has complied in all material respects with all Laws relating to the employment or engagement of the Company Personnel; and (ii) there are no pending unfair labor practices filed, or, to the Company’s Knowledge, threatened to be filed, against the Company with the National Labor Relations Board or similar Governmental Authority with respect to the Company Personnel. Except as set forth on Schedule 4.15(a)(iii), there is not and there has not been in the past three (3) years, any violation of applicable Law relating to any of the Company Personnel for which the Company could have any Liability. There are no charges or claims pending or, to the Knowledge of the Company, threatened against the Company by any of the Company Personnel. Each of the Company Personnel classified or actually treated by the Company as (x) an independent contractor has been properly classified as such for purposes of (i) participation and benefit accrual under each Company Plan, and (ii) all applicable Laws in all material respects, including, without limitation, payroll Tax withholding; and (y) exempt from minimum wage and overtime eligibility has been properly classified as such for purposes all applicable Laws.

(b) Except as set forth in on Schedule 4.15(b), there are no (i) labor unions that represent Company Personnel, (ii) collective bargaining agreements or other labor union contracts or agreements or any memos of understanding, side letters, or past practices, to which the Company is a party with respect to any of the Company Personnel, (iii) organizational efforts by any labor union or other collective bargaining representative currently under way or, to the Knowledge of the Company, threatened with respect to any of the Company Personnel; or (iv) consents of any labor union or other collective bargaining representative required in order to consummate the transactions contemplated hereby. The Company is in compliance with all the provisions of any collective bargaining agreements listed on Schedule 4.15(b).

(c) The Company has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company. The Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. There has been no “mass layoff” or “plant closing” during the immediately preceding 12 months.

(d) Except as set forth on Schedule 4.15(d), (i) there are no employment contracts (whether or not in writing) with any Company Personnel; and (ii) all Company Personnel classified as employees are employed on an “at will” basis. All of the employment contracts disclosed on Schedule 4.15(d) are currently in full force and effect and, to the extent required, have been renewed by the Company and the applicable employees.

(e) To the Company’s Knowledge, no officer intends to terminate his, her or their employment with the Company. Schedule 4.15(e) sets forth the names of the employees that have terminated their employment relationship with the Company in the last 90 days.

(f) The Company is compliant with applicable unemployment and workers’ compensation coverage requirements.

(g) Except as set forth on Schedule 4.15(g), to the extent legally required, the Company has obtained a completed Form I-9 from each of its employees and from each Contingent Worker listed on Schedule 4.15(a)(i). Except as set forth on Schedule 4.15(g), (i) all Company employees and Contingent Workers are legally authorized to work in the United States, and (ii) all Company employees and Contingent Workers that are working pursuant to work visas are doing so pursuant to legal work visas.

(h) Set forth on Schedule 4.15(h) is a true, correct, and complete list as of one (1) Business Day prior to the Closing Date of the accrued and unaccrued, but unused, personal leave, personal time off, sick or vacation leave held by each Company employee and Contingent Worker.

Section 4.16 Company Plans.

(a) Schedule 4.16(a) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, material fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any ERISA Affiliate or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 4.16(a), each such plan (other than a Multiemployer Plan), a “Company Plan”). The Company has separately identified on Schedule 4.16(a) each Company Plan that provides participants with a change in control benefit.

(b) With respect to each Company Plan, the Seller has Delivered to Buyer accurate, current and complete copies of each of the following: (i) where the Company Plan has been reduced to writing, the most recent plan document together with all amendments; (ii) where the Company Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies, third party service provider agreements and similar agreements, such as investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) where applicable, copies of the most recent summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks and form COBRA (or applicable state law health care continuation) notices relating to any Company Plan; (v) in the case of any Company Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Company Plan’s continued qualification and copies of each of the two plan and trust documents (and related amendments) preceding the most recently effective Plan document; (vi) in the case of any Company Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) where applicable actuarial valuations and reports related to any Company Plans with respect to the three most recently completed plan years; (viii) where applicable, the most recent and two prior nondiscrimination tests performed under the Code; and (ix) copies of correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Company Plan.

(c) Neither Company nor any ERISA Affiliate participates in, contributes to, ever participated in or contributed to, or has any liability with respect to, a Multiemployer Plan or an employee pension benefit plan (as defined in ERISA Section 3(2)) which is subject to Title IV of ERISA and neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans. Neither Seller nor any of its ERISA Affiliates has withdrawn from any Company Plan or Multiemployer Plan or incurred any withdrawal liability, nor do any of them have any potential withdrawal liability. Neither Seller nor any of its ERISA Affiliates has sponsored, contributed to or been obligated under Title I or IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)) or a plan that was ever subject to Sections 412 or 430 of the Code, or Part 3 of Title I of ERISA, and under no circumstances will Buyer have any liability with respect to any Company Plan maintained by Seller or any ERISA Affiliate.

(d) Each Company Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Company Plan”) is so qualified and received a currently applicable favorable determination letter from the Internal Revenue Service, or with respect to a pre-approved plan, can rely on an opinion letter from the Internal Revenue Service to the pre-approved plan sponsor, to the effect that such Qualified Company Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Company Plan. Nothing has occurred with respect to any Company Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975, 4980B or 4980H of the Code. All benefits, contributions and premiums relating to each Company Plan have been timely paid in accordance with the terms of such Company Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(e) Except as set forth on Schedule 4.16(d), no Company Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) Except as set forth on Schedule 4.16(f), each Company Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Other than as required under Sections 601 to 608 of ERISA or other applicable Law and solely at the recipients own costs, no Company Plan provides post-termination or retiree health benefits to any individual for any reason, and the Company has no Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits. No Company Plan that is a welfare benefit plan (as defined in ERISA Section 3(2)) is self-insured.

(h) There is no pending or, to the Seller’s and the Company’s Knowledge, threatened claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity relating to a Company Plan (other than routine claims for benefits), and no Company Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Company Plan or collective bargaining agreement that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of the Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Plan or any collective bargaining agreement.

(j) Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting (except as otherwise provided in this Agreement), or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Company Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(l) The Seller is, and during the six years prior to the date hereof has been, in compliance with the applicable notice and benefit continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or applicable state law regarding continuation health coverage. Each Company Plan that is a group health plan is in compliance with the applicable provisions of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, and the Seller has complied with all of its obligations thereunder, including all reporting obligations, such that the Seller is not and will not be subject to any penalties under the Code or other applicable law.

Section 4.17 Customer and Supplier Relations.

(a) Schedule 4.17(a) sets forth the top five (5) customers in terms of gross receipts for the period since January 1, 2022 (collectively, the “Material Customers”). Except as set forth in Schedule 4.17(a), the Company has not received any written or oral notice that any of the Material Customers has ceased, or plans to cease after the Closing, to purchase its goods or services from the Company or to materially reduce such purchases from the Company. Except as set forth on Schedule 4.17(a), with respect to each project with a value exceeding $25,000 for which the Company has submitted a bid which either (i) remains outstanding as of the Closing Date or (ii) has been awarded to the Company but the Company has not started work as of the Closing Date, the pricing of such bid assumes profit margins that are not lower than those reflected in the Company’s historic practices. Except as set forth in Schedule 4.17(a), the Company does not have any disputes with any of its customers where the aggregate amount involved in any such disputes with any such customer would exceed $5,000.

(b) Schedule 4.17(b) sets forth the top five (5) subcontractor vendors and the top five (5) non-subcontractor vendors in terms of amount spent to whom the Company has paid consideration for goods or services for the period since January 1, 2022 (collectively, the “Material Suppliers”). Except as set forth in Schedule 4.17(b), the Company has not received any written or, to the Company’s Knowledge, oral notice that any of the Material Suppliers (i) has ceased, or intends to cease, to sell goods or services to the Company or to materially reduce such sales to the Company, or (ii) since January 1, 2022, has materially increased, or intends to materially increase, the prices it charges for such goods or services; provided, that this clause (ii) shall not apply to a change in prices charged for goods or services for a specific project.

Section 4.18 Insurance. Schedule 4.18 sets forth an accurate and complete list of all insurance policies maintained by or for the benefit of the Company. Said insurance is in full force and effect, and is reasonable and customary for operating the Business. The Company has paid all premiums on such policies due and payable prior to the Closing Date. The applicable limits under such policies have not been exhausted. The Company does not have any self-insurance or co-insurance and all programs have been underwritten by unaffiliated insurers.

Section 4.19 Tax Matters.

(a) The Company has filed all income and other Tax Returns that it was required to file under applicable Law and regulations. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Law and regulations. All Taxes which are due and owing by the Company (whether or not shown on any Tax Return) as of the Closing Date have been paid. As of the Closing Date, the Company is not the beneficiary of any extension of time within which to file any Tax Return except as set forth on Schedule 4.19(a). No claims have ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens upon any of the assets of the Company. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest payable by the Company have been made by or on behalf of the Company.

(b) The Company has (i) complied with all applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by applicable Law) from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid under all applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(c) The unpaid Taxes of the Company (i) did not, as of the balance sheet of the Company dated as of December 31, 2022 (the “Last Annual Balance Sheet”) exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect differences between book and Tax income) set forth on the Last Annual Balance Sheet (rather than any notes thereto); and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Between the date of the Last Annual Balance Sheet and the Closing Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(d) To the Knowledge of the Company, no taxing authority is planning to assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company except as set forth on Schedule 4.19(d). The Company has not received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company is not a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement, other than pursuant to ordinary course business contracts or indemnification agreements the primary purpose of which is not Taxes.

(g) The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. The Company does not have any liability for the Taxes of any Person (other than the Company and the Subsidiary) under Treas. Reg. section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract (other than pursuant to ordinary course business contracts or indemnification agreements the primary purpose of which is not Taxes) or otherwise.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, other than as may be required as a result of the transaction contemplated under this Agreement, or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred revenue or prepaid amount received on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (vi) election by the Company under Section 108(i) of the Code; or (vii) election pursuant to Section 965 of the Code.

(i) The Company has not agreed to, or is not required to include in income, any adjustment pursuant to Section 482 of the Code (or any similar provision of state, local or non-U.S. Law), nor has any written claim been made by a Governmental Entity proposing any such adjustment.

(j) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(k) None of the assets of the Company are excluded from the term “amortizable section 197 intangible” pursuant to Section 197(f)(9)(A) of the Code.

(l) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(m) The Company is not nor has it been a party to any “reportable transaction,” as defined in Section 6706A(c)(1) of the Code and Treas. Reg. section 1.6011-4(b).

(n) The Company made a valid election to be treated as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for federal and all applicable state income Tax purposes effective as of January 1, 2005, and has maintained its status as an “S corporation” for federal and all applicable state income Tax purposes at all times since such date.

(o) The Company has no liability for any Tax under Code Sections 1363(d), 1374 or 1375 (or any state, local, or non-U.S. Taxes imposed under any similar provisions).

(p) Neither the Company nor the Seller has taken any action (nor is there any inaction) other than the sale of the Shares under this Agreement that has resulted, or could result, in the termination of the Company’s status as a validly electing S corporation and except for the sale of the Shares, there is no circumstance, event or fact with respect to any Subsidiary or Affiliate of the Company that has resulted or which under applicable Law could result in the termination of the Company’s status as a validly electing S corporation.

(q) The Company has not elected to defer the payment of any “applicable employment taxes” pursuant to Section 2302 of the CARES Act or claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act or any similar provisions of the law.

(r) All representations and warranties referencing the Company under this Section 4.19 shall also include and apply to each subsidiary and Affiliate of the Company.

Section 4.20 Brokerage. Except for brokerage fees set forth on Schedule 4.20, there are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Seller or the Company.

Section 4.21 Bank Accounts. Schedule 4.21 attached hereto lists all of the Company’s bank accounts (designating each authorized signatory and the level of each signatory’s authorization).

Section 4.22 Names and Locations. Except as set forth on Schedule 4.22, during the two (2)-year period prior to the execution and delivery of this Agreement, the Company has not used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. Except for goods in transit or otherwise in the process of delivery to job sites or which are located at job sites, each in the Ordinary Course of Business, all of the tangible assets and properties of the Company are located at the locations set forth on Schedule 4.22.

Section 4.23 Affiliated Transactions. Except as set forth on Schedule 4.23, no officers, directors, members, managers, or to the Company’s Knowledge agents or employees of the Company or the Seller, or any Affiliate of the Company or the Seller, nor any Immediate Family Members of such persons (each of the foregoing, a “Related Party”): (i) owes any amount to the Company, nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of any Related Party, other than for (A) the payment of salary for services rendered, (B) reimbursement for reasonable expenses incurred on behalf of the Company and (C) for other standard employee benefits made generally available to all employees, (ii) has been involved in any business arrangement or other relationship with the Company, or (iii) own any assets that are used by the Company.

Section 4.24 Real Property.

(a) The Company does not have or hold any leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property.

(b) Schedule 4.24(b) sets forth a true, correct and complete list of the Real Property, including, the record title holder (and beneficiary(ies), if applicable), common address, legal description and Tax parcel identification number of Real Property owned by the Company. Any Excluded Real Property shall also include the period of ownership. With respect to the Included Real Property: (i) the Company has good and valid fee title to the Included Real Property, free and clear of any Encumbrances other than Permitted Encumbrances; (ii) except as set forth on Schedule 4.24(b), the Company has not assigned, transferred, conveyed, mortgaged, leased, licensed, deeded in trust or encumbered any interest in the Included Real Property other than the Permitted Encumbrances nor has an agreement been entered into to do so; and (iii) the Company is not in receipt of any written notice of default pursuant to any Encumbrances and no condition exists that is a default by any party under any Encumbrances. With respect to the Excluded Real Property, the conveyance of such Excluded Real Property shall not cause an event of default pursuant to any Encumbrances which will remain the obligation of Company following Closing. Except as set forth on Schedule 4.24(b) or job sites, the Company does not lease, sublease, license or otherwise own, use or occupy any other real property.

(c) Except as set forth on Schedule 4.24(c), the Company does not own and has never owned any fee interest in or to any other real property. There are no surviving liabilities of the Seller or the Company under any agreement for the lease, use or occupancy of real property that has expired or been terminated. The Company has not leased any real property other than the Real Property during the five (5)-year period preceding the date of this Agreement.

(d) All costs and expenses associated with the operation and management of the Real Property have been paid by the Company through the Closing and such costs and expenses are reflected in the Financial Statements.

(e) The Company has made available to Buyer true, correct and complete copies of all Contracts relating to the Included Real Property. There are no leases, subleases, licenses or other occupancy agreements, written or oral, granting to any party or parties the right of use or occupancy of any Included Real Property or any portion thereof.

(f) The Company is in exclusive possession of the Included Real Property and all easements, licenses or rights required by Law for use and occupancy thereof by the Company. There are no outstanding disputes with respect to the Company’s possession and quiet enjoyment of the Included Real Property. The Included Real Property and all land, buildings, structures and other Improvements related thereto comprise all of the real property used, occupied or necessary in the conduct of the Business by the Company. All tangible personal property and Improvements used in the Business are located on the Included Real Property.

(g) The Company has not received written notice from any Governmental Authority of any pending or threatened condemnation, eminent domain, fire, health, safety, building, zoning, planned public improvements, special assessments, subdivision changes or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property nor are there any judgments in effect against or other legal matters adversely affecting the Real Property or the Company or with respect to the occupancy, use or operation of the Real Property.

(h) Neither the Seller nor the Company has granted any, and to the Knowledge of the Company there are no, (1) outstanding options or rights of first refusal to purchase the Included Real Property, or any portion thereof or interest therein, or (2) any agreements or other restrictions (recorded or unrecorded) preventing or limiting the Company’s rights or ability to use the Included Real Property or any portion thereof or interest therein for the current or future operation of the Company’s Business as presently conducted.

(i) The Company has not received written notification of a violation of Law (including, without limitation, applicable building and zoning codes) or of any Lien with respect to the Real Property, the Company’s current use or occupancy thereof or the operation of the Company’s Business as presently conducted thereon, nor is the Seller aware of any facts or circumstances that could reasonably be expected to give rise to such a violation.

(j) The Company is not obligated to pay any leasing fees or commissions, brokerage fees or commissions, finder’s fees or commissions to any Person with respect to the Real Property.

(k) No Liens adversely affect, or could reasonably be anticipated to affect, the current use or occupancy of the Included Real Property or the operation of the Company’s Business as presently conducted on, in or about the Included Real Property.

(l) All improvements on the Included Real Property are in good condition and repair, reasonable wear and tear excepted, are not in need of maintenance or repair (except ordinary routine maintenance or repair), are fit for occupancy and use sufficient for the operation of the Company’s Business as presently conducted, and are in conformity with Laws applicable to new development and construction (and disregarding any permitted non-conforming use or grandfathered right) relating thereto, all as currently in effect, including compliance with those Laws related to land use and safety regulations, and the Company has not received from any Governmental Authority any written non-compliance with Law requiring modifications to comply with such applicable Laws relating to the Real Property.

(m) The Included Real Property is occupied and utilized for the operation of the Company’s Business under valid and current certificates of occupancy, permits and the like, and the transactions contemplated under this Agreement will not require the issuance of any new or amended certificates of occupancy, permits or the like; and to the Knowledge of the Company, there are no facts that would prevent the Included Real Property from being occupied and utilized for the operation of the Company’s Business after the Closing Date in the same manner as currently conducted.

(n) The Included Real Property has, and will have as of the Closing Date, sufficient, in quality and quantity, water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection and, without limitation, other public utilities necessary for the occupancy and use by the Company of the Included Real Property for the operation of the Company’s Business in the same manner as occupied and used by the Company before the Closing Date. To the Knowledge of the Company, all utility lines and facilities presently serving the Included Real Property are serviced and maintained by the appropriate public or quasi-public entity. To Knowledge of the Company, all utilities enter the Included Real Property through adjacent public streets or, if such utilities pass through adjacent private land, such utilities do so in accordance with valid and irrevocable public easements.

(o) To the Knowledge of the Company, there are no improvements made or contemplated to be made by any public or private authority, the costs of which are to be or would be assessed as special Taxes or charges against the Included Real Property, and there are no present special assessments.

(p) The Included Real Property either (A) is freely accessible directly from public streets, or (B) uses adjoining private land to access the same in accordance with valid, permanent, irrevocable and appurtenant easements benefiting such land, and to the Knowledge of the Company, there is no condition that would result in the termination or impairment of such access, and such access is sufficient for the operation of the Company’s Business as presently conducted thereon.

(q) Neither the Seller nor the Company has received any notice of outstanding requirements or recommendations by the insurance companies that issue or have issued insurance policies insuring the Included Real Property, or by any board of fire underwriters or other body exercising similar functions requiring or recommending any repairs or work to be done on the Included Real Property.

(r) There are no boundary or drainage disputes with the owners of any property adjacent to the Included Real Property, and all improvements on the Included Real Property are entirely located on such Included Real Property and do not encroach onto any set back area, easement, right-of-way or adjacent property.

(s) The Seller has delivered to the Buyer, to the extent in the Seller’s or the Company’s possession or control or otherwise available to them: (i) all certificates and/or notices of occupancy and other permits, variances, applications, documents certifying the payment of any applicable real estate tax, other approvals and licenses for all or any part of the Included Real Property; (ii) all architectural, mechanical, electrical, plumbing, drainage, construction and similar plans, specifications and blueprints relating to the Included Real Property; (iii) all policies of title insurance on the Included Real Property and all exception documents related thereto; (iv) all existing Phase I, Phase II or other environmental reports or studies in draft or final form relating to the Real Property; (v) the most recent survey or surveys relating to the Included Real Property, if any; (vi) all zoning reports, zoning confirmation letters and other zoning information relating to the Included Real Property; (vii) all property condition and engineering reports relating to the Included Real Property; and (viii) and (viii) all construction notices and permits applicable under Law.

Section 4.25 Certain Business Practices

. Neither the Seller, nor to the Company’s Knowledge, any of the Company’s officers, directors, agents, distributors, employees or other Person acting on behalf of the Seller or the Company has, directly or indirectly, taken any action that would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Seller or the Company in any jurisdiction other than the United States, or, to the Company’s Knowledge, used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

Section 4.26 Pandemic Relief Debt. Except as set forth on Schedule 4.26, neither the Seller nor the Company have applied for or incurred any Pandemic-Relief Debt. As to any Pandemic-Relief Debt incurred by the Business: (i) to the Company’s and Seller’s Knowledge, each of the Seller and the Company has met (and, as applicable, continue to meet) the eligibility requirements for receipt of such Pandemic-Relief Debt under Pandemic-Relief Debt Documentation (including the application of all applicable affiliation requirements under applicable Laws), (ii) all representations and warranties made by the Seller and the Company in and pursuant to the Pandemic-Relief Debt Documentation are true and correct in all respects, (iii) to the Company’s and Seller’s Knowledge, the Company is in compliance with all Pandemic-Relief Debt Documentation and without limiting the generality of the foregoing has used the proceeds of any such Pandemic-Relief Debt exclusively for purposes permitted by the Pandemic-Relief Debt Documentation (including as to any PPP Loan exclusively for PPP Specified Forgivable Uses); (iv) each of the Seller and the Company, as applicable, has maintained all records required to be submitted in connection with applying for, obtaining, using the proceeds of, or seeking forgiveness of such Pandemic-Relief Debt; (v) the Seller has provided to the Buyer true, correct and complete copies of all Pandemic-Relief Debt Documentation included in subsections (i) and (iii) of the definition of such term with respect to such Pandemic-Relief Debt, and (vi) such Pandemic Relief Debt was forgiven by the office of Small Business Administration on the dates disclosed on Schedule 4.26, and a copy of any such documentation has been made available to the Buyer.

Section 4.27 Customer Orders.

(a) Schedule 4.27(a) sets forth a complete and accurate list of all customer orders, by current and potential customer and respective estimated dollar value, that (i) the Company is currently seeking to obtain, book and sign but has not yet done so as of the Closing Date, and (ii) involve amounts that are greater than $25,000. For the avoidance of doubt, no representation is made with respect to whether the Company will convert the potential sale opportunities listed on Schedule 4.27(a) into actual sales.

(b) Schedule 4.27(b) sets forth a complete and accurate list of all pending customer orders that (i) the Company has booked or signed as part of an executed contract with a customer, and (ii) the Company has not yet started work on such project as of the Closing Date (together, the “Unstarted Projects”). All such customer orders of the Company were entered into the Ordinary Course of Business. For each Unstarted Project, Schedule 4.27(b) sets forth, as of the Closing Date, the name of the respective customer, the corresponding dollar value of the Unstarted Project as stated in the corresponding contract, the estimated start date, the estimated completion date, the dollar value of the amount already collected from the customer, if any. For the avoidance of doubt, without limiting or obfuscating the express terms of this Section 4.27(b), no representation is made with respect to whether the Company will achieve the stated dollar value of any Unstarted Project, or whether the start date or completion date of any Unstarted Project will occur on the dates estimated on Schedule 4.27(b).

(c) Schedule 4.27(c) sets forth a complete and accurate list of all pending customer orders that (i) the Company has booked or signed as part of an executed contract with a customer, and (ii) the Company has started work on but has not yet received final payment on the project as of the Closing Date (together, “Incomplete Projects”). All such customer orders of the Company were entered into in the Ordinary Course of Business. Schedule 4.27(c) also accurately reflects, as of the Closing Date, the amount billed on all open and awarded projects of the Company and sets forth the following key metrics for each project listed therein: the name of the respective customer, the corresponding dollar value of the Incomplete Project as stated in the corresponding contract, the start date, the percentage of completion of the Incomplete Project, the estimated completion date, the dollar value of the amount already billed to the customer, the dollar value of the amount left to be billed to the customer, and the dollar value of the amount collected from the customer, if any. For the avoidance of doubt, without limiting or obfuscating the express terms of this Section 4.27(c), no representation is made with respect to whether the Company will achieve the stated dollar value of any Incomplete Project, or whether the completion date for any Incomplete Project will occur on the date estimated on Schedule 4.27(c).

Section 4.28 Warranties.

(a) All services of the Company up until the Closing Date have conformed in all material respects with applicable Law, all applicable specifications and contractual commitments, and all express and implied warranties. To the Company’s Knowledge, the Company has no Liability on the services provided by the Company prior to the Closing, except for any Liability resulting solely by reason of a warranty having been given on a particular project or contract.

(b) Schedule 4.28(b) sets forth true, correct, and complete copies of the standard written warranties of the Company with respect to services performed by the Company prior to the Closing. Except for (i) such standard warranties, (ii) warranties implied by Law, (iii) warranties contained in any Material Contract disclosed in Schedule 4.10, or (iv) as set forth in Schedule 4.28, the Company has not given any warranties or indemnities relating to the services it has performed in the past.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Seller to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to the Seller as follows:

Section 5.1 Organization and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of West Virginia. The Buyer has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operates its properties, to carry on its business as now conducted and to execute and deliver this Agreement and to perform its obligations hereunder.

Section 5.2 Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Buyer and no other corporate act or proceeding on the part of the Buyer is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and (assuming this Agreement constitutes a valid and binding obligation of the Seller) this Agreement constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.

Section 5.3 No Violation. The Buyer is not subject to nor obligated under its governing documents, or any applicable Law of any Governmental Authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.4 Governmental Authorities and Consents. Except as set forth on Schedule 5.4, no permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby.

Section 5.5 Litigation. There are no actions, suits, Proceedings, Orders or investigations pending or, to the Buyer’s Knowledge, threatened against or affecting the Buyer, at law or in equity, or before or by any federal, state, municipal or other Governmental Authority which would materially adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 5.6 Brokerage. The Buyer shall pay, and hold the Seller harmless against, any Liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer.

Section 5.7 No Other Representations and Warranties. None of the Buyer nor any other Person on behalf of the Buyer makes any representations or warranties to the Seller except as contained in Article 5 of this Agreement, and the Buyer hereby disclaims any other express or implied representations or warranties, including regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of the Buyer.

ARTICLE 6

TAX MATTERS

Section 6.1 Tax Matters.

(a) Pre-Closing Date Tax Returns. The Seller shall timely cause to be prepared all income Tax and other federal, state, and local Tax Returns with respect to the Company, its assets or activities which Tax Returns are required to be filed after the Closing Date and are with respect to and are required or permitted to be filed on a separate Tax Return basis for any Tax period ending on or prior to the Closing Date (a “Pre-Closing Date Tax Return”). Each such Pre-Closing Date Tax Return (including any amended Pre-Closing Date Tax Returns) shall be prepared on a basis consistent with the previous Tax Returns filed by the Company prior to the Closing Date unless otherwise required by applicable Tax law. No such Pre-Closing Date Tax Return (including any amended Pre-Closing Date Tax Return) shall take a position that could reasonably be expected to result in an increase in the Tax liability of the Buyer or the Company for any taxable period (or portion thereof) after the Closing Date. The Seller shall provide to the Buyer copies of all Pre-Closing Date Tax Returns (including any amended Pre-Closing Date Tax Returns) that are to be filed no later than thirty (30) days prior to the date each such Pre-Closing Date Tax Return (including any amended Pre-Closing Date Tax Return) is filed, with such filing date to be determined by the Seller in his reasonable discretion. The Seller shall make any reasonable revisions determined by the Buyer with respect to such Tax Return provided such comments are delivered to the Seller within 15 days of the Buyer’s receipt of such Tax Return for review. Any Pre-Closing Date Tax Return that is acceptable to the Seller after incorporating the comments from the Buyer shall be filed by the Buyer or its representative on behalf of the Company.

(b) All Other Returns. The Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns other than Pre-Closing Date Tax Returns (and amendments thereof) (“Post-Closing Tax Returns”). The Seller shall be forwarded drafts of such Post-Closing Tax Returns that are Straddle Period Returns that are to be prepared and filed by the Buyer no later than twenty-five (25) days prior to the due date (including extensions) for filing such Tax Return. Any such Straddle Period Returns that include the assets or activities of the Company on or prior to the Closing Date and are filed or reported on a separate basis, shall be prepared and filed, on a basis consistent with the most recent Pre-Closing Date Tax Return filed by the Company or the Seller and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns, except where otherwise required by applicable Tax law or in the reasonable discretion of the Buyer.

(c) Dispute in Treatment of Tax Items. The Seller and the Buyer shall attempt, in good faith, to resolve any disagreements pertaining to the preparation and filing, including treatment of Tax items, regarding Straddle Period Returns. For purposes of this Section 6, a Tax period that includes both: (i) days on or before the Closing Date; and (ii) days after the Closing Date, shall be referred to as a “Straddle Period” and a Tax Return filed with respect to a Straddle Period shall be referred to as a “Straddle Period Return”. In the event that the Seller and the Buyer are unable to resolve any dispute with respect to the treatment of one or more Tax items with respect to a Straddle Period Return, then the Parties agree that such dispute shall be resolved by the Independent Accountant and the expenses of the Independent Accountant shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Seller.

(d) Allocation of Taxes of Straddle Periods. For purposes of allocating Taxes for the Straddle Period, the portion of the Taxes comprising Pre-Closing Taxes due includes and shall be allocated: (a) in the case of Taxes (i) based upon, or related to, income receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable as if the taxable year ended on the Closing Date; and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction where the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period. The remaining portion of Taxes for the Straddle Period not comprising Pre-Closing Taxes shall be Post-Closing Taxes.

(e) Tax Payments Required to be Made by the Seller. The Seller shall pay or cause to be paid all Taxes of the Company reflected on any Pre-Closing Date Tax Return and all Taxes allocable to the period on or before the Closing Date under Section 6(d) including, without limitation, the portion of any Taxes of the Company with respect to a Straddle Period that are allocable to the period on or before the Closing Date under Section 6(d) and any and all Transfer Taxes, including sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization, and similar Taxes arising out of or in connection with this Agreement.

(f) Tax Payments required to be Made by Buyer. The Buyer shall pay or cause to be paid all Taxes of the Company: (a) allocable to the period after the Closing Date under Section 6(d) including, without limitation, the portion of any Taxes of the Company with respect to a Straddle Period that are allocable to the period after the Closing Date under Section 6(d).

(g) Exchange of Information. The Buyer, the Company or any successor in interest to the Company on the one hand, and the Seller on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes of the Company. Such cooperation shall include providing to the other Party, such information and records as may be reasonably requested by such other Party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Company. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. To the extent of any information and records in their respective possession, the Seller on the one hand, and the Buyer, Company or any successor in interest to the Company on the other, shall each preserve and cause to be preserved all information, returns, books, records and documents relating to any liabilities for Taxes of the Company with respect to a taxable period until the later of sixty (60) days after the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period. The Seller is expressly permitted to retain copies of all information, returns, books, records or documents that are reasonably necessary for the Seller to satisfy any of its share or portion of any Tax obligation it is required to satisfy under this Agreement. Moreover, for the avoidance of doubt, the Seller shall assist the Buyer will respect to the Company’s responses on the pending tax audit proceeding that is disclosed in Schedule 4.19(d), which includes providing the Buyer with access to the Company’s online accounting system as well as providing any back-up support, as reasonably requested by the Buyer, with respect to any audit-related requests.

(h) Additional Tax Return Information to be Provided to the Seller. The Buyer shall prepare or cause the Company to prepare and deliver to the Seller, within twenty five (25) days after the Closing Date, in a manner consistent with the Company’s past practices, the tax work paper preparation package or packages necessary to enable the Seller to prepare all Pre-Closing Date Tax Returns.

(i) Notice of Commencement of Audit. The Buyer and the Seller shall each provide the other Party with written notice of the commencement of any examination by a taxing authority that could give rise to a claim for indemnity under this Agreement or otherwise affect the Tax compliance obligations of the Seller or the Company (or any successor in interest to the Company).

(j) Notice Issued by Tax Authority. If the Buyer or the Company, on the one hand, or the Seller, on the other hand, receives notice from, or is engaged in discussions with, a taxing authority, whether or not such notice or discussions are part of an audit or legal proceeding, as to any adjustment or arrearage with respect to Taxes of the Company for any taxable period of the Company ending on or before the Closing Date or for which the Seller may reasonably be expected to be liable (a “Tax Claim”), then the Buyer shall promptly notify the Seller in writing within ten (10) days from receipt of such notice of such Tax Claim or the Seller shall promptly notify the Buyer in writing within ten (10) days from receipt of such notice of such Tax Claim.

(k) Seller’s Right of Representation With Respect to Tax Claims. The Seller shall have the right, at its sole cost and expense, to represent the interests of the Company (or any successor in interest to the Company) and the Seller in any Tax Claim which relates solely to any taxable period, including the short-year Tax Return, ending on or before the Closing Date (including in any audit, administrative proceeding or trial (including the entire appeals process)), and to control, negotiate and finally resolve, compromise or settle any and all such Tax Claims with the taxing authority, including the right to file or otherwise recover a refund or credit or overpayment in Tax previously paid by the Company. If the Seller chooses to represent the interests of the Company with respect to a Tax Claim described in the prior sentence, then the Seller shall provide the Buyer with written notice of such decision within fifteen (15) days of receiving notice of such Tax Claim. The Buyer shall have the right to participate, at its own expense, in the negotiation, resolution, compromise or settlement of such Tax Claim. Where a Tax Claim covers a Straddle Period, or, where the Seller does not elect to control a Tax Claim for which it has received notice in writing under this Section 6 involving any taxable period ending on or prior to the Closing Date, then the Buyer shall control, negotiate and finally resolve, compromise or settle any and all such Tax Claims with the taxing authority.

(l) Amended Tax Returns; Tax Elections. Notwithstanding any provision in this Agreement to the contrary, the Seller shall not be permitted to file or cause to be filed any amended Tax Return of the Company or make a tax election for or with respect to any taxable period ending on or before the Closing Date without the prior written consent of the Buyer, such consent not to be unreasonably withheld, conditioned, or delayed. Neither the Buyer nor the Company shall be permitted to file any amended Tax Return for the Company or make a tax election for or with respect to any taxable period ending on or before the Closing Date, or with respect to the Straddle Period, without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned, or delayed, unless the filing of such amended Tax Return for the Company is required by applicable Tax law. The Buyer shall give the Seller prior notice of any amended Tax Return of the Company or Tax election to be filed without the consent of the Seller. The Buyer shall not make any elections pursuant to Code Section 338.

(m) Transfer Taxes. Subject to the terms of Section 3.8 with respect to the assets listed on Schedule 3.8, all Transfer Taxes, if any, and any related expenses shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer when due, and the Parties shall cooperate in good faith to cause the Company to file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.

(n) Tax Indemnification.

(i)	The Seller shall indemnify the Company and the Buyer and hold them harmless from and against (i) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.19; (ii) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article 6; (iii) all Pre-Closing Taxes (which for the avoidance of doubt shall include any penalties and/or interest attributable thereto); (iv) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (v) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Seller shall reimburse the Buyer for any Taxes of the Company that are the responsibility of the Seller pursuant to this Section 6.1(n)(i) within ten (10) Business Days after the earlier of the payment of such Taxes by the Buyer or the Company or a determination by a taxing authority.

(ii)	The Buyer shall indemnify the Seller Parties and hold them harmless from and against (a) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article 6; (b) all Post-Closing Taxes; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) may become a member after the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring after the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Buyer shall reimburse the Seller Parties for any Taxes of the Company that are the responsibility of the Buyer pursuant to this Section 6.1(n)(ii) within ten (10) Business Days after the earlier of the payment of such Taxes by the Seller Parties or a determination by a taxing authority.

Section 6.2 Conflict. In the event of any conflict between the provisions of this ARTICLE 6 and any other provision of this Agreement, the provisions of this ARTICLE 6 shall govern.

ARTICLE 7

REMEDIES

Section 7.1 Survival Periods.

(a) Except as set forth in Section 7.1(b) below, the representations and warranties in this Agreement and the Schedules and Exhibits attached hereto, and the associated rights of indemnification with respect to the Seller shall survive the Closing and terminate at 11:59 PM Eastern Standard Time on the date which is the twenty-four (24) month anniversary of the Closing Date.

(b) The Fundamental Reps in this Agreement and any claim or suit based on Fraud, and the associated rights of indemnification with respect to the Seller, shall survive indefinitely; provided, however, that the representations set forth in Section 4.9, Section 4.14, Section 4.16, Section 4.19 and Section 4.24 of this Agreement, and any associated rights of indemnification, shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations. The covenants or agreement made by any Party in this Agreement shall survive in accordance with their terms.

(c) Notwithstanding the foregoing, any claim with respect to the inaccuracy or breach of any representation or warranty in respect of which recovery may be sought under Section 7.2 below shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if written notice of the inaccuracy or breach or potential inaccuracy or breach thereof shall have been given to the Party against whom recovery may be sought prior to such time. The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto shall in no event be affected by any investigation, inquiry, or examination made for or on behalf of any Party, or the Knowledge of any Party’s officers, managers, directors, stockholders, employees or agents or the acceptance by any Party of any certificate hereunder.

Section 7.2 Indemnification.

(a) Indemnification by the Seller. Subject to the limitations of this ARTICLE 7, from and after the Closing, the Seller agrees to and shall, except as otherwise provided herein, indemnify the Buyer, its Affiliates and their respective stockholders, members, officers, managers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the “Buyer Parties”) and hold them harmless against the following:

(i)	any Losses arising out of any breach by the Seller of any representation or warranty made by the Seller in ARTICLE 4 of this Agreement, in any other Related Agreement, or in any certificate or other deliverable made by or on behalf of the Seller pursuant to this Agreement or any other Related Agreement;

(ii)	any Losses arising out of any breach of any covenant or agreement by the Seller in this Agreement or in any Related Agreement;

(iii)	any Losses arising out of any Indebtedness (or miscalculation of Indebtedness) of the Company that was outstanding as of the Closing and it was not paid at the Closing;

(iv)	any Losses arising out of any Transaction Expenses (or miscalculation of Transaction Expenses) of the Company that were outstanding as of the Closing and that were not actually paid at the Closing;

(v)	any Losses arising out of any excess Closing Cash (or miscalculation of Closing Cash) of the Company that may have been paid to the Seller at the Closing (through the payment of the Closing Consideration) even though such amount was not actually supposed to be included in the calculation of the Closing Cash and paid to the Seller pursuant to the terms of this Agreement;

(vi)	any Losses arising out of the Seller’s Fraud;

(vii)	any Losses arising out of Pre-Closing Taxes or any other items referenced in Section 6.1(n)(i) of this Agreement; or

(viii)	Any Losses arising out of any assets that are Excluded Assets under this Agreement;

provided, however, that the aggregate liability of the Seller under Section 7.2(a)(i) (other than with respect to breaches of Fundamental Reps or Fraud) shall not exceed $600,000 (the “Cap”), and provided, further, that the Cap shall not apply to any breach of Fundamental Reps or any claim arising from Losses incurred pursuant to Section 7.2(a)(ii) through Section 7.2(a)(viii).

(b) Indemnification by The Buyer. The Buyer shall indemnify the Seller and his Affiliates and their stockholders, members, officers, managers, directors, employees, agents, partners, representatives, successors and assigns (the “Seller Parties”) and hold them harmless against any Losses which they may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of:

(i)	the breach of, failure to be true, or inaccuracy in any representation, warranty, covenant or agreement made by the Buyer in this Agreement or in any Related Agreement;

(ii)	any Outstanding Litigation Matter;

(iii)	any Post-Closing Taxes; or

(iv)	the conduct of the Company after the Closing Date.

(c) Terms of Payment; Order of Recovery; Sources of Recovery and Other Limitations.

(i)	Any indemnification of Seller Parties pursuant to Section 7.2(b) shall be effected by wire transfer of immediately available funds from the Buyer to one of the Seller’s Account(s) (as elected by the Seller) within ten (10) days after the determination thereof. Likewise, the Seller shall ensure that any amounts that must be paid by a Seller Party under Section 7.2(a) shall be paid by such party by wire transfer of immediately available funds from the applicable Seller Party to an account designated in writing by the applicable Buyer Party within ten (10) days after the determination thereof.

(ii)	Subject to the limitations of this ARTICLE 7, a Buyer Party shall seek recovery of any amounts owing to a Buyer Party pursuant to Section 7.2(a)(i) through Section 7.2(a)(viii) (A) first by setting-off any amounts owed to a Buyer Party against any amounts, whether of principal or interest, owed to the Seller under the First Promissory Note (subject to Section 7.2(c)(iii) below); provided, however, that the exercise of such right of set off by the Buyer, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement, and neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it; (B) second by setting-off any amounts owed to a Buyer Party against any amounts, whether of principal or interest, owed to the Seller under the Second Promissory Note (subject to Section 7.2(c)(iii) below); provided, however, that the exercise of such right of set off by the Buyer, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement, and neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it, and (C) third, from the Seller.

(iii)	Any time that a payment of interest or principal is due to the Seller under the First Promissory Note and/or the Second Promissory Note (each, a “Due Date”), the Buyer shall pay to the Seller all amounts due on such Due Date, less any amounts that have been set-off pursuant to the provisions of this Agreement, and less any Disputed Amount (as defined below). For purposes hereof, the term “Disputed Amount” shall mean the amount reasonably estimated in good faith by the Buyer, and communicated in writing to the Seller prior to the Due Date, that relates to indemnification claims brought by any Buyer Party that are still outstanding and unresolved as of the Due Date. The Buyer shall pay the Disputed Amount, if any, to the Seller upon: (i) the mutual agreement of the Buyer and the Seller, or (ii) the receipt of a final, non-appealable order, judgment or decree of an arbitrator, court or other judicial body of competent jurisdiction advising the Parties of the amount of the Disputed Amount to be disbursed and the recipients thereof.

(iv)	For the purposes of this ARTICLE 7, any breach of any representation or warranty in ARTICLE 4 of this Agreement (or in any Related Agreement or certificate Delivered at the Closing by or on behalf of the Seller) shall be determined (only for purposes of determining the amount of Losses attributable to a breach) without giving effect to any materiality, Material Adverse Effect or similar qualification contained in or otherwise applicable to any such representation or warranty, except for Section 4.7 and the definition of Material Contract in Section 4.10(b).

(d) Defense of Third Party Claims. In the event of any claim by a third party against any Buyer Party or Seller Party, such Buyer Party or Seller Party (an “Indemnitee”), to the extent that it is seeking or making a claim for indemnification under this Section 7.2, shall notify (x) the Buyer, if indemnity is sought from it, or any Buyer Party, or (y) the Seller, if indemnity is sought from the Seller (the Party to whom notice hereunder is given, in any case, the “indemnitor’s representative,” and the Party against whom the indemnification claim is asserted, the “Indemnitor”) of the claim in writing within fifteen (15) days after receiving written notice of any action, lawsuit, Proceeding, investigation or other claim against it, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify an indemnitor’s representative shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the indemnitor’s representative prompt notice hereunder. Any indemnitor’s representative shall be entitled to participate in the defense of such action, lawsuit, Proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification or reimbursement at its own expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; and provided, that:

(i)	the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee;

(ii)	the indemnitor’s representative shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) if (A) the claim for indemnification or reimbursement relates to or arises in connection with any criminal or quasi-criminal Proceeding, action, indictment, allegation or investigation; (B) the claim seeks an injunction or other specific non-monetary equitable relief against the Indemnitee; (C) the indemnitor’s representative fails to prosecute or defend such claim in good faith; (D) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor or indemnitor’s representative and the Indemnitee, or (E) the claim for indemnification or reimbursement relates to or arises in connection with a dispute involving a Material Customer or Material Supplier of the Company; provided, that no settlement of any damage claims shall be made without the consent of indemnitor’s representative, which consent shall not be unreasonably withheld or delayed; provided further, that this Section 7.2(d)(ii) shall not apply to any of the Outstanding Litigation Claims (which shall be governed by the terms of Section 3.7); and

(iii)	if the indemnitor’s representative shall control the defense of any such claim, (a) the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such claim without the prior written consent of the indemnitor’s representative, which consent shall not be unreasonably withheld and (b) the indemnitor’s representative shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, (x) injunctive or other equitable relief will be imposed against the Indemnitee, (y) if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim or (z) if such settlement includes any statement as to or any admission of fault, culpability or failure to act; provided, however, that if none of the conditions set forth in clauses (x), (y) and (z) of this Section 7.2(d)(iii)(b) are present, and provided further that the terms of the settlement, compromise or discharge of such claim by its terms releases the Indemnitee from any Liability in connection with such claim, then the Indemnitee shall agree to any such settlement, compromise or discharge as the indemnitor’s representative may recommend.

(iv)	For the avoidance of doubt, the provisions of ARTICLE 6, and not those of this ARTICLE 7, shall apply with respect to any claim involving payment of Taxes.

(e) Direct Claims. Any claim by an Indemnitee on account of a Loss which does not result from a third party claim described in Section 7.2(d) (a “Direct Claim”) shall be asserted by the Indemnitee giving the indemnitor’s representative written notice (with reasonable detail included in such notice, from which Indemnitor may reasonably determine the veracity of the alleged Loss) within thirty (30) days of Indemnitee obtaining actual knowledge of such Loss; provided, however, if the Indemnitor is the Buyer, then for purposes of this paragraph actual knowledge shall mean actual knowledge of Michael Cavanaugh. The failure to so notify the indemnitor’s representative shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the indemnitor’s representative prompt notice hereunder. Such notice by the Indemnitee shall describe the Direct Claim, the amount thereof (if known and quantifiable) and the basis thereof. The indemnitor’s representative shall have fifteen (15) days after its receipt of such notice to respond in writing to such Direct Claim. If the indemnitor’s representative does not so respond within such fifteen (15) day period, or objects to the Direct Claim or otherwise fails or refuses to indemnify the Indemnitee with respect to the Direct Claim, then the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

(f) Certain Waivers; etc. Effective upon the Closing, the Seller hereby irrevocably waives, releases and discharges the Company and the Buyer from any and all Liabilities to it of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise at law or in equity. Notwithstanding the foregoing, the release set forth in this Section 7.2(f) does not release or discharge the released parties set forth in the first sentence of this Section from (i) any claims for breach of this Agreement or any other document or Related Agreement delivered or entered into in connection with the Closing, (ii) any claims that may not be waived as a matter of law, (iii) any rights to indemnification that the Seller may have under the organizational documents or policies of the Company, each as set forth on Schedule 7.2(f).

(g) Double Recovery. Any Losses for which any Indemnitee is entitled to indemnification under this Section 7.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. There shall be no recovery for Losses by any Buyer Party pursuant to this Section 7.2 to the extent such Losses have been taken into account and included in Indebtedness, Transaction Expenses or Closing Cash and paid in accordance with Section 2.2(f) and (g). If any Indemnitee collects an amount in discharge of a claim in respect of a Loss pursuant to this Section 7.2 and such Indemnitee or an Affiliate thereof subsequently recovers from a third party with respect to the same Loss by way of any indemnity, insurance, contribution or other similar right against a third party, such that the Indemnitee has received an amount in connection therewith in excess of its related Losses (such excess recovery, the “Excess Recovery”), such Indemnitee shall (or as appropriate, shall cause its Affiliate to), repay to the Indemnitor an amount equal to the Excess Recovery less any costs or expenses incurred by the Indemnitee in procuring the Excess Recovery; provided, that the Excess Recovery shall be no more than the amount paid by the Indemnitor to the Indemnitee pursuant to this Section 7.2.

(h) Mitigation. In the event of any breach giving rise to an indemnification obligations under this Section 7.2, each Party agrees to use commercially reasonable efforts to mitigate any Loss, liability or damage which forms the basis of a claim hereunder or in connection with the transactions contemplated hereby, including responding to such claims or liabilities in the same manner as the applicable Party would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement.

(i) Exclusive Remedy. Except in the event of the Seller’s Fraud, or causes of action for specific performance or injunctive relief, the indemnification obligations set forth in this Section 7.2 shall be the sole and exclusive remedy for the recovery of Losses resulting from, relating to or arising out of this Agreement or any certificate delivery by or on behalf of the Seller pursuant to this Agreement.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived upon the written agreement of the Seller and the Buyer. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 8.2 Notices. All notices, requests, demands and other communications permitted or required to be given or Delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (i) when personally delivered, (ii) when sent by electronic mail during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (iii) one (1) Business Day after being sent by reputable overnight express courier (charges prepaid), or (iv) three (3) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, requests, demands and communications to the Parties shall be sent to the addresses indicated below:

Notices to the Seller shall be delivered to Roger L. Collins, Jr. at:

Roger L. Collins, Jr.

3406 Corley Caress Road

Flatwoods, West Virginia 26621

E-Mail: collinsbuilding@hughes.net

with a mandatory copy to (which shall not constitute notice):

Daniels Law Firm, PLLC

P. O. Box 1433

Charleston, West Virginia 25325

Attn: Thomas Spears, JD, LLM

E-Mail: thomas.spears@danielslawfirm.com

Notices to the Buyer shall be delivered at the address below:

Malachite Innovations, Inc.

200 Park Avenue, Suite 400

Cleveland, Ohio 44122

Attn: Michael Cavanaugh, CEO

E-Mail: mrc@malachiteinnovations.com

with a mandatory copy to (which shall not constitute notice):

Ulmer & Berne LLP

1660 West 2nd Street, Suite 1100

Cleveland, Ohio 44113-1406

Attention: Howard Groedel, Esq.

Email: hgroedel@ulmer.com

Section 8.3 Successors and Assigns.This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties, shall bind and inure to the benefit of the respective heirs, successors and assigns of the Parties whether so expressed or not. The Buyer may assign its rights hereunder, in whole or in part, without the consent of the Seller; provided, that (a) if assigned to an Affiliate or if assigned in connection with a sale of less than a majority of the Buyer’s assets, the Buyer will nonetheless remain liable for all of its obligations hereunder, and (b) if assigned in connection with a sale of its assets, and there remains unperformed or continuing obligations of the Buyer hereunder, then the Buyer will cause the purchaser in such sale to assume such obligations. The Seller may not assign its rights and obligations hereunder, in whole or in part, without the prior written consent of the Buyer.

Section 8.4 Severability.Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 8.5 Interpretation.The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word “including” herein shall mean “including without limitation” and, unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 8.6 No Third-Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

Section 8.7 Complete Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including that certain Letter of Intent dated as of June 26, 2023.

Section 8.8 Electronic Delivery; Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of the Buyer or the Seller, each Party shall re-execute the original form of this Agreement and deliver such form to all other Parties. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.9 Governing Law; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal Law of the State of Ohio without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Ohio. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 8.10 Submission to Jurisdiction. Any legal suit, action or Proceeding arising out of, based upon or relating to this Agreement shall be instituted in the federal courts of the United States of America or the courts of the State of Ohio in each case located in Cuyahoga County, Ohio, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or Proceeding. Service of process, summons, notice or other document in accordance with Section 8.2 shall be effective service of process for any suit, action or other Proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or Proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or Proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.11 Schedules. The disclosure schedules referenced throughout this Agreement (the “Schedules”) are attached hereto. Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception for purposes of any other schedule unless the relevance of such exception to such other representation and warranty is reasonably apparent on its face.

Section 8.12 Time Periods. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or a holiday in the United States, the period during which such action may be taken shall be automatically extended to the next Business Day.

Section 8.13 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached by a Party. Each Party expressly waives any requirement that the other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement on the date first written above.

SELLER:	BUYER:

Malachite Innovations, Inc.

/s/ Roger L. Collins, Jr.		/s/ Michael Cavanaugh
Roger L. Collins, Jr., individually	Name:	Michael Cavanaugh
	Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]